Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of

August 30, 2017

among

PAPA JOHN’S INTERNATIONAL, INC.,

The other Loan Parties Party Hereto,

The Lenders Party Hereto,

PNC Bank, National Association and U.S. BANK NATIONAL ASSOCIATION,
as Co-Syndication Agents,

BANK OF AMERICA, N.A.,
as Documentation Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Senior Managing Agent

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

___________________________

JPMORGAN CHASE BANK, N.A.,
PNC CAPITAL MARKETS LLC and U.S. BANK NATIONAL ASSOCIATION,
as Joint Bookrunners and Joint Lead Arrangers

i

SCHEDULES:

Commitment Schedule

Schedule 1.01(A) – Excluded VIE’s

Schedule 1.01(B) – Existing Liens

Schedule 2.06 – Existing Letters of Credit

Schedule 3.03 – Subsidiaries

Schedule 3.19 – Employee Benefit Disclosures
Schedule 3.21 – Environmental Matters
Schedule 6.01 – Existing Indebtedness
Schedule 6.03 – Existing Guarantees
Schedule 6.04 – Existing Investments

EXHIBITS:

Exhibit A – Assignment and Assumption

Exhibit B – Form of Maturity Date Extension Request

Exhibit C-1 – Borrowing Request

Exhibit C-2 – Interest Election Request

Exhibit D-1 – U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit D-2 – U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit D-3 – U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit D-4 – U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit E – Compliance Certificate

Exhibit F – Joinder Agreement

Exhibit G – Excluded VIE Approval Form

CREDIT AGREEMENT dated as of August 30, 2017 (as it may be amended, restated, supplemented or modified from time to time, this “Agreement”), among PAPA JOHN’S INTERNATIONAL, INC., as Borrower, the other Loan Parties party hereto, the Lenders party hereto, PNC Bank, National Association and U.S. BANK NATIONAL ASSOCIATION, as Co-Syndication Agents, BANK OF AMERICA, N.A., as Documentation Agent, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Senior Managing Agent, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I
Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” has the meaning assigned to such term in Section 6.06(d).

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person.  “Control”, as used in this definition, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

“Agent Party” has the meaning assigned to such term in Section 9.01(d).

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders at such time.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders at such time (with the Swingline Exposure of each Lender calculated assuming that all of the Lenders have funded their participations in all Swingline Loans outstanding at such time).

“Agreed Currencies” means (i) dollars, (ii) euro, (iii) Pounds Sterling, (iv) Canadian Dollars, (v) Japanese Yen, (vi) Mexican Pesos and (vii) any other currency (x) that is a lawful currency (other than dollars) that is readily available and freely transferable and convertible into dollars, (y) that is available in the applicable interbank deposit market for such currency in the Administrative Agent’s determination and (z) that is agreed to by the Administrative Agent and each of the Revolving Loan Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1%, and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or, if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Alternative Rate” has the meaning assigned to such term in Section 2.14(a).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, at any time, (a) with respect to any Revolving Lender, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment at such time and the denominator of which is the aggregate Revolving Commitments at such time (provided that, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Exposure at such time); provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculations under clause (a) above, and (b) with respect to any Term Lender, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Term Loans of such Lender at such time and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders at such time; provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Term Loans shall be disregarded in the calculations under clause (b) above.

“Applicable Rate” means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Commitment Fee Rate”, as the case may be, based upon the Borrower’s Leverage Ratio as of the most recent determination date, provided that, until the delivery to the Administrative Agent of the Financial Statements pursuant to Section 5.11 for the fiscal quarter of the Borrower ending on or about December 31, 2017, the “Applicable Rate” shall be the applicable rates per annum set forth below in Category 6:

Leverage Ratio	ABR Spread	Eurocurrency Spread	Commitment Fee Rate
Category 1 < 1.00 to 1.00	0%	0.75%	0.15%

Category 2 ≥ 1.00 to 1.00 but < 1.50 to 1.00	0%	1.00%	0.175%
Category 3 ≥ 1.50 to 1.00 but < 2.00 to 1.00	0.25%	1.25%	0.20%
Category 4 ≥ 2.00 to 1.00 but < 2.50 to 1.00	0.50%	1.50%	0.225%
Category 5 ≥ 2.50 to 1.00 but < 3.50 to 1.00	0.75%	1.75%	0.25%
Category 6 ≥ 3.50 to 1.00	1.00%	2.00%	0.30%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Borrower, based upon the Financial Statements delivered pursuant to Section 5.11 for such fiscal quarter and (b) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that at the option of the Administrative Agent or at the request of the Required Lenders, if the Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.11, the Leverage Ratio shall be deemed to be in Category 6 during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

If at any time the Administrative Agent determines that the financial statements upon which the Applicable Rate was determined were incorrect (whether based on a restatement, fraud or otherwise), the Borrower shall be required to retroactively pay any additional amount that the Borrower would have been required to pay if such financial statements had been accurate at the time they were delivered.

“Approved Fund” has the meaning assigned to the term in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the

implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to any Loan Party or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Loan Parties or its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Owner” means, with respect to any U.S. federal withholding Tax, the beneficial owner, for U.S. federal income tax purposes, to whom such Tax relates.

“Benefit Arrangement” means at any time an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is not a Plan or a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Papa John’s International, Inc., a Delaware corporation.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (c) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 in the form attached hereto as Exhibit C-1.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan or an ABR Loan based on the Adjusted LIBO Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection or denominated in euro, the term “Business Day” shall also include any day on which the TARGET2 payment system is not open for the settlement of payments in euro).

“Canadian Dollars” means the lawful currency of Canada.

“CDOR Screen Rate” means, with respect to any Interest Period, the Canadian deposit offered rate equal to the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. (Toronto, Ontario time) on the Quotation Day for such Interest Period (as adjusted by the Administrative Agent after 10:00 a.m. (Toronto, Ontario time) to reflect any error in the posted rate of interest or in the posted average annual rate of interest); provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian Dollars for the applicable Interest Period as of 10:00 a.m. (Toronto, Ontario time) on the Quotation Day for such Interest Period for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, rules, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.17.

“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Loan Commitment and (c) any Lender, refers to whether such Lender is a Revolving Lender or a Term Lender.  Additional Classes of Loans, Borrowings, Commitments and Lenders may be established pursuant to Section 2.23.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Compliance Certificate” has the meaning assigned to such term in Section 5.11(c).

“Computation Date” has the meaning assigned to such term in Section 2.04.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consenting Lender” has the meaning assigned to such term in Section 2.23(a).

“Consolidated EBITDA”  means, for any period of determination, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income (a) the sum for such period of (i) depreciation, (ii) amortization, (iii) Consolidated Interest Expense, (iv) income tax expense, (v) other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period, including any non-cash compensation expense, impairment charges, the impact of purchase accounting or unrealized foreign currency translation losses (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period) and (vi) nonrecurring, unusual or extraordinary losses, expenses or charges (including restructuring and severance costs and litigation and settlement costs) in an aggregate amount not to exceed 15% of Consolidated EBITDA for such period (as determined prior to the application of this clause (a)(vi)), minus, without duplication and to the extent included in determining Consolidated Net Income (b) the sum for such period of (i) non-cash items of income or gains increasing consolidated net income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period, and including, for the avoidance of doubt, the impact of purchase accounting or unrealized foreign currency translation gains) and (ii) nonrecurring, unusual or extraordinary gains, in each case determined and consolidated for the Borrower and its Subsidiaries (excluding the Excluded VIE’s) in accordance with GAAP.  For purposes of calculating Consolidated EBITDA, (x) with respect to a business acquired by the Borrower or any Subsidiary pursuant to a Permitted Acquisition during any period, Consolidated EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if the Permitted Acquisition had been consummated at the beginning of such period, and (b) with respect to a business liquidated, sold or disposed of by the Borrower or any Subsidiary during any period in compliance with Section 6.07, Consolidated EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if such liquidation, sale or disposition had been consummated at the beginning of such period; provided,  however, that any such acquisition, liquidation, sale or disposition transaction having an aggregate consideration value of less than $5,000,000 shall not be calculated on “pro forma basis.”

“Consolidated Interest Expense” means, for any period of determination, the aggregate amount of interest or fees paid, accrued or scheduled to be paid or accrued in respect of any Indebtedness (including the interest portion of rentals under capitalized leases) and all but the principal component of payments in respect of conditional sales or other title retention agreements paid, accrued or scheduled to be paid or accrued during such period, net of interest income, in each case determined and consolidated for the Borrower and its Subsidiaries (excluding the Excluded VIE’s) in accordance with GAAP.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) determined for the Borrower and its Subsidiaries, on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the income (or deficit) of any Excluded VIE.

 “Consolidated Net Tangible Assets” means, as of any date, Consolidated Total Assets, excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other intangible assets.

“Consolidated Rental Expense” means, for any period of determination, the aggregate rental amounts payable by the Borrower and its Subsidiaries during such period under any lease of real property having a remaining term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more (but does not include any amounts payable under capitalized leases or performance rents), in each case determined and consolidated for the Borrower and its Subsidiaries (excluding the Excluded VIE’s) in accordance with GAAP.

“Consolidated Total Assets” means, at any date, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date (excluding the Excluded VIE’s).

“Consolidated Total Indebtedness” means, as of any date of determination, any and all Indebtedness of the Borrower and its Subsidiaries, in each case, determined and consolidated for the Borrower and its Subsidiaries (excluding the Excluded VIE’s), in accordance with GAAP.

“Contamination” means the presence or release or threat of release of Regulated Substances in, on, under or emanating to or from the Property, which pursuant to Environmental Laws requires notification or reporting to a Governmental Authority, or which pursuant to Environmental Laws requires the investigation, cleanup, removal, remediation, containment, abatement of or other Remedial Action or which otherwise constitutes a violation of Environmental Laws.

“Co-Syndication Agent” means each of PNC Bank, National Association and U.S. Bank National Association in its capacity as co-syndication agent for the credit facilities evidenced by this Agreement.

“Credit Event” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Credit Party” means the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender.

“Declining Lender” has the meaning assigned to such term in Section 2.23(a).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two (2) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(d)) upon delivery by the Administrative Agent of written notice of such determination to the Borrower, each Issuing Bank, the Swingline Lender and each Lender.

“DEPZZA” means DEPZZA, Inc., a Delaware corporation.

“Documentation Agent” means Bank of America, N.A. in its capacity as documentation agent for the credit facilities evidenced by this Agreement.

“Dollar Amount” of any currency at any date means (i) the amount of such currency if such currency is dollars or (ii) the Equivalent Amount thereof in dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.04.

“dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Complaint” means any (i) notice of non-compliance or violation, citation or order relating in any way to any Environmental Law, Environmental Permit, Contamination or Regulated Substance; (ii) civil, criminal, administrative or regulatory investigation instituted by a Governmental Authority relating in any way to any Environmental Law, Environmental Permit, Contamination or Regulated Substance; (iii) administrative, regulatory or judicial action, suit, claim or proceeding instituted by any Person or Governmental Authority or any written notice of liability or potential liability from any Person or Governmental Authority, in either instance, setting forth allegations relating to or a cause of action for personal injury (including death), property damage, natural resource damage, contribution or indemnity for the costs associated with the performance of Remedial Actions, direct recovery for the costs associated with the performance of Remedial Actions, liens or encumbrances attached to or recorded or levied against property for the costs associated with the performance of Remedial Actions, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Laws; or (iv) subpoena, request for information or other written notice or demand of any type issued to the Borrower or any of its Subsidiaries by a Governmental Authority pursuant to any Environmental Laws.

“Environmental Laws” means all federal, state, local and foreign Requirements of Law (including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j, the Federal Air Pollution Control Act, 42 U.S.C. §

7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 to 136y) each as amended, and any regulations promulgated thereunder or any equivalent state or local Requirements of Law, each as amended, and any regulations promulgated thereunder and any consent decrees, settlement agreements, judgments, orders, directives or any binding policies having the force and effect of law issued by or entered into with a Governmental Authority pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to Regulated Substances; (iii) protection of the environment and/or natural resources; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, sale, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (v) the presence of Contamination; (vi) the protection of endangered or threatened species; and (vii) the protection of Environmentally Sensitive Areas.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Regulated Substance, (c) any exposure to any Regulated Substance, (d) the Contamination or threatened Contamination of any Regulated Substances into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means all permits, licenses, bonds or other forms of financial assurances, consents, registrations, identification numbers, approvals or authorizations required under Environmental Laws (i) to own, occupy or maintain the Property; (ii) for the operations and business activities of the Loan Parties or any Subsidiary of any Loan Party; or (iii) for the performance of a Remedial Action.

“Environmental Records” means all notices, reports, records, plans, applications, forms or other filings relating or pertaining to the Property, Contamination, the performance of a Remedial Action and the operations and business activities of the Loan Parties which pursuant to Environmental Laws, Environmental Permits or at the request or direction of a Governmental Authority either must be submitted to a Governmental Authority or otherwise must be maintained.

“Environmentally Sensitive Area” means (i) any wetland as defined by or designated by applicable Requirements of Law, including Environmental Laws; (ii) any area designated as a coastal zone pursuant to applicable Requirements of Law, including Environmental Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Requirements of Law, including Environmental Laws; (iv) habitats of endangered species or threatened species as designated by applicable Requirements of Law, including Environmental Laws; (v) wilderness or refuge areas as defined or designated by applicable Requirements of Law, including Environmental Laws; or (vi) a floodplain or other flood hazard area as defined pursuant to any applicable Requirements of Law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equivalent Amount” of any currency with respect to any amount of dollars at any date means the equivalent in such currency of such amount of dollars, calculated on the basis of the Exchange Rate for such currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Group” means, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“euro” and/or “€” means the single currency of the Participating Member States.

“Eurocurrency” when used in references to a currency means an Agreed Currency and when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Payment Office” of the Administrative Agent means, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Borrower and each Lender.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency.  In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Excluded VIE” means those VIE’s identified in Schedule 1.01(A) attached hereto and made a part hereof, together with any VIE hereafter that is requested by the Borrower to be approved by the Lenders as an Excluded VIE and that the Required Lenders, each acting in their sole and absolute discretion, approve as an Excluded VIE pursuant to execution and delivery by the Required Lenders of a document not materially varying from the form thereof attached to and made a part hereof as Exhibit G, a copy of which shall be delivered by the Administrative Agent to the Borrower and each of the Lenders promptly following receipt by the Administrative Agent thereof, signed by at least the Required Lenders, it being understood and agreed that no Lender shall have any obligation to approve any additional Excluded VIE for which approval is requested by the Borrower.

“Existing Credit Agreement” means the First Amended and Restated Credit Agreement, dated as of April 30, 2013, among the Borrower, the guarantors party thereto, RSC, the lenders party thereto and PNC Bank, National Association, as administrative agent, as amended, supplemented or otherwise modified prior to the Effective Date.

“Existing Letters of Credit” is defined in Section 2.06(a).

“Existing Maturity Date” has the meaning assigned to such term in Section 2.23(a).

“Extension Agreement” has the meaning assigned to such term in Section 2.23(a).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.  For the avoidance of doubt, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, controller, and Vice President, Accounting & Treasury of the Borrower.

“Financial Projections” has the meaning assigned to such term in Section 3.09(b).

“Financial Statements” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Borrower and its Subsidiaries required to be delivered pursuant to Section 5.11(a) or 5.11(b).

“Foreign Currencies” means Agreed Currencies other than dollars.

“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.

“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.

“Foreign Currency Sublimit” means $35,000,000.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“FSHCO” means any Domestic Subsidiary that (i) owns (directly or indirectly) no material assets other than Equity Interests (or Equity Interests and debt interests) of one or more CFCs, (ii) does not conduct any business or activity other than the ownership of such Equity Interests or debt interests and business or activity incidental thereto and (iii) does not incur, and is not otherwise liable for, any indebtedness or other liabilities other than Indebtedness or other liabilities permitted under Section 6.01 or incurred in connection with the ownership of assets described in clause (i) hereof.

“Funding Account” has the meaning assigned to such term in Section 4.01(g).

“GAAP” means generally accepted accounting principles as are in effect in the United States from time to time, subject to the provisions of Section 1.04, and applied on a consistent basis both as to classification of items and amounts.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” or “Guaranty” of or by any Person means any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Guaranteed Obligations” means (i) with respect to the Borrower, the Specified Ancillary Obligations and (ii) with respect to any Subsidiary Guarantor, the Obligations, and, in each case, all costs and expenses including, without limitation, all court costs and reasonable and documented out-of-pocket attorneys’ and paralegals’ fees and reasonable and documented out-of-pocket expenses paid or incurred by the Administrative Agent, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, the Borrower, any Loan Guarantor or any other guarantor of all or any part of the Obligations; provided that, in each case, the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor.

“Historical Financial Statements” shall have the meaning assigned to the term in Section 3.09(a).

“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.09.

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.09.

“Indebtedness” means, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit or Swap Agreement, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness), or (v) any Guaranty of Indebtedness for borrowed money.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Interest Coverage Ratio” means, for any period, the ratio of (a) the sum of (i) Consolidated EBITDA for such period and (ii) Consolidated Rental Expense for such period, to (b) the sum of (i) Consolidated Interest Expense for such period and (ii) Consolidated Rental Expense for such period.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08 in the form attached as Exhibit C-2.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each calendar quarter and the applicable Maturity Date, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the applicable Maturity Date, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Revolving Credit Maturity Date.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Eurocurrency Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or, with the consent of each Lender, twelve (12) months or less), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of any Borrowing other than a Swingline Loan, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the applicable Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which the applicable Screen Rate is available for the applicable currency) that is shorter than the applicable Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which the applicable Screen Rate is available for the applicable currency) that exceeds the applicable Impacted Interest Period, in each case, at such time.

“IRS” means the United States Internal Revenue Service.

“Issuing Banks” means, individually or collectively, each of (i) Chase, (ii) PNC Bank, National Association, (iii) U.S. Bank National Association, in each case, in its capacity as an issuer of Letters of Credit hereunder, and any other Revolving Lender from time to time designated by the Borrower as an Issuing Bank, with the consent of such Revolving Lender and the Administrative Agent, and their respective successors in such capacity as provided in Section 2.06(i).  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit).

“Issuing Bank Sublimit” means, as of the Effective Date, (i) $20,000,000, in the case of Chase, (ii) $20,000,000, in the case of PNC Bank, National Association, (iii) $20,000,000, in the case of U.S. Bank National Association and (iv) in the case of any other Issuing Bank, such amount as shall be designated to the Administrative Agent and the Borrower in writing by such Issuing Bank; provided that any Issuing Bank shall be permitted at any time to increase or reduce its Issuing Bank Sublimit upon providing five (5) days’ prior written notice thereof to the Administrative Agent and the Borrower; provided further that any decrease in the Issuing Bank Sublimit of any Issuing Bank to an amount less than such Issuing Bank’s Issuing Bank Sublimit as of the Effective Date (or such later date as such Person shall have initially become an Issuing Bank hereunder), shall require the consent of the Borrower, the Administrative Agent and such Issuing Bank.

“Japanese Yen” means the lawful currency of Japan.

“Jeffersontown IRB” means collectively (i) that certain Seven Million Five Hundred Thousand and 00/100 Dollar ($7,500,000.00) Industrial Revenue Bond issued by the City of Jeffersontown, Kentucky on December 27, 1997, (ii) that certain Sixty Two Million Seven Hundred Thousand and 00/100 Dollar ($62,700,000.00) Industrial Revenue Bond issued by the City of Jeffersontown, Kentucky on November 9, 1999, and (iii) that certain Ten Million and 00/100 Dollar ($10,000,000.00) Industrial Revenue Bond issued by the City of Jeffersontown, Kentucky on December 20, 2000, each of the same being supported by the sale and leaseback of property located at 2002 Papa John’s Boulevard, Jeffersontown, Kentucky.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit F.

“Labor Contracts” means all employment agreements, employment contracts, collective bargaining agreements and other similar agreements guaranteeing a right of employment among any Loan Party or a Subsidiary of a Loan Party and its employees.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means any payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption or other documentation contemplated hereby, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption or other documentation contemplated hereby.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Banks.

“Letters of Credit” means the letters of credit issued pursuant to this Agreement (including the Existing Letters of Credit), and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness on such date (excluding (i) Indebtedness under the Jeffersontown IRB on such date so long as such Indebtedness is owed to a Subsidiary of the Borrower and (ii) Indebtedness constituting contingent reimbursement under any Swap Agreement in an aggregate amount not to exceed $10,000,000 as of any date of determination), to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or most recently prior to such date.

“LIBO Rate” means, for any date and time, with respect to (a) any Eurocurrency Borrowing denominated in any LIBOR Quoted Currency and for any applicable Interest Period or for any ABR Borrowing, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such LIBOR Quoted Currency for a period equal in length to such Interest Period as displayed on such day and times on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion (in each case, the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, on the Quotation Day for such LIBOR Quoted Currency and Interest Period; provided that, if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement, and (b) any Eurocurrency Borrowing denominated in any Non-Quoted Currency and for any applicable Interest Period, the applicable Local Screen Rate for such Non-Quoted Currency on the Quotation Day for such Non-Quoted Currency and Interest Period; provided that, if any Local Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided,  further, that, if any applicable Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Screen Rate or Local Screen Rate, as applicable, for such Agreed Currency and Interest Period shall be the Interpolated Rate at such time, subject to Section 2.14 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided further, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.  Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.  It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.14.

“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“LIBOR Quoted Currency” means any of (a) dollars, (b) euros or (c) Pounds Sterling.

“Lien” means any mortgage, leasehold mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

“Loan Documents” means, collectively, this Agreement, each promissory note issued pursuant to this Agreement, any Letter of Credit applications, the Loan Guaranty, any Incremental Term Loan Amendment, any Extension Agreement and each other agreement, fee letter, instrument, document and certificate identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lender and including each other pledge, power of attorney, consent, assignment, contract, notice, letter of credit agreement, legal opinion issued in connection with the other Loan Documents, letter of credit application and any agreement between the Borrower and any Issuing Bank regarding such Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between the Borrower and such Issuing Bank in connection with the issuance of Letters of Credit, and each other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each Loan Party.

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means, collectively, the Borrower and the Subsidiary Guarantors and their successors and assigns, and the term “Loan Party” means any one of them or all of them individually, as the context may require.

“Loans” means the loans and advances made by the Lenders to the Borrower pursuant to this Agreement, including Swingline Loans.

“Local Screen Rate” means either the CDOR Screen Rate or the TIIE Screen Rate.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in dollars and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Margin Stock” means margin stock as defined in Regulation U, together with all official rulings and interpretations issued thereunder.

“Material Adverse Effect” means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition or results of operations of the Loan Parties taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties to duly and punctually pay or perform their payment obligations under the Loan Documents, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

“Material Domestic Subsidiaries”  means each wholly-owned Domestic Subsidiary of the Borrower other than (a) (i) Subsidiaries which, as of the most recent fiscal quarter of the Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.11(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.11(a) or (b), the most recent financial statements referred to in Section 3.09(a)), contributed less than $1,000,000 of Consolidated EBITDA for such period or (ii) Subsidiaries which contributed less than $1,000,000 of Consolidated Total Assets as of such date, (b) any FSHCO, or (c) any Domestic Subsidiary that is a direct or indirect Subsidiary of a CFC.

“Maturity Date” means the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable.

“Maturity Date Extension Request” means a request by the Borrower, in the form of Exhibit B hereto or such other form as shall be approved by the Administrative Agent, for the extension of the applicable Maturity Date pursuant to Section 2.23.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Mexican Pesos” means the lawful currency of the Republic of Mexico.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA

Group is then making or accruing an obligation to make contributions or, within the preceding five (5) Plan years, has made or had an obligation to make such contributions.

“Multiple Employer Plan” means a Plan which has two (2) or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two (2) of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Quoted Currency” means any of (a) Canadian Dollars and (b) Mexican Pesos.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means (i) all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to any of the Lenders, the Administrative Agent, the Issuing Banks or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof, (ii) all Banking Services Obligations and (iii) all Swap Agreement Obligations; provided that the definition of “Obligations” shall not create any guarantee by any Loan Guarantor of any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit, or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Payment in Full of all Obligations” means all Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document and all other Obligations shall have been paid in full in cash (other than Banking Services Obligations, Specified Ancillary Obligations and contingent obligations with respect to which no claim has been asserted) and all Letters of Credit shall have expired or terminated (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the applicable Issuing Bank in their sole discretion shall have been made), in each case without any pending draw, and all LC Disbursements shall have been reimbursed.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Permitted Acquisition” has the meaning assigned to such term in Section 6.06(d):

“Permitted Investments” means:

(a)direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(b)readily marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year from the date of acquisition thereof and having, at the time of the acquisition thereof, a rating of at least P-1 from Moody's or at least A-1 from S&P;

(c)commercial paper maturing in one hundred eighty (180) days or less rated not lower than A-1, by S&P or P-1 by Moody’s on the date of acquisition;

(d)demand deposits, time deposits or certificates of deposit maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (i) a Lender or (ii) any domestic office of any commercial bank organized under the laws of the U.S. or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e)variable rate demand notes having a minimum long-term credit rating of A2 or A, or the equivalent, using the lowest credit rating by Moody’s or S&P, or with a short-term credit rating of A-1/P-2 or A-2/P-1, or the equivalent, using the lowest credit rating by Moody’s or S&P (issues with only one short-term credit rating must have a minimum credit rating of A-1, P-1 or the equivalent);

(f)money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000; and

(g)with respect to investments made by any Foreign Subsidiary, foreign investments substantially comparable to any of the foregoing in connection with the managing of cash of any such Foreign Subsidiary.

“Permitted Liens” means any Liens created pursuant to any Loan Document and:

(a)Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet delinquent;

(b)pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(c)Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not overdue for a period of more than 30 days and Liens of landlords securing obligations to pay lease payments that are not overdue for a period of more than 30 days;

(d)good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(e)encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property arising in the ordinary course of business that do not secure monetary obligations, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(f)Liens on property leased by any Loan Party or any Subsidiary of any Loan Party under capital and operating leases securing obligations of such Loan Party or Subsidiary to the lessor under such leases;

(g)any Lien existing on the date of this Agreement and described on Schedule 1.01(B), and any modifications, replacements, renewals or extensions thereof provided that the principal amount of the obligation secured thereby is not hereafter increased, and no additional assets become subject to such Lien (other than the addition of proceeds, products, accessions and improvements to such property on customary terms);

(h)Purchase Money Security Interests, and any modifications, replacements, renewals or extensions thereof provided that the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests shall not exceed the amount set forth in Section 6.01(c) hereof (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.01(B));

(i)the following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered such judgment does not constitute an Event of Default under clause (f) of Article VII:

(i)claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(ii)claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(iii)claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(iv)Liens resulting from final judgments or orders that do not constitute an Event of Default under clause (f) of Article VII;

(j)Liens attaching to earnest money deposits (or equivalent deposits otherwise named) made in connection with proposed Acquisitions that would be Permitted Acquisitions or other investments that would be permitted under Section 6.04;

(k)Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l)Liens (i) arising solely by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights of set‑off or similar rights relating to the establishment of depository relationships with banks and not granted in connection with the issuance of Indebtedness or other obligations, and (ii) of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(m)Liens representing any interest or title of any (A) licensor, sublicensor, lessor or sublessor and where a Loan Party or any Subsidiary thereof is a licensee, sublicensee, lessee or sublessee or (B)

lessee, sublessee, licensee or sublicensee, in the case of clauses (A) and (B) under any lease, sublease, license or sublicense not prohibited by the terms of this Agreement and entered in to in the ordinary course of business, in each case to the extent any such Lien relates to the property being leased or licensed and so long as, in the case of Liens under clause (B), all such leases, subleases, licenses and sublicenses do not individually or in the aggregate (1) interfere in any material respect with the ordinary conduct of the business of any Loan Party or (2) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(n)Liens on assets of the Borrower and its Subsidiaries not otherwise permitted above so long as the aggregate outstanding principal amount of the Indebtedness and other obligations subject to such Liens does not at any time exceed $20,000,000;

(o)Liens securing judgments for the payment of money not constituting an Event of Default under clause (f) of Article VII or securing appeal or other surety bonds related to such judgments;

(p)Liens on property of a Person existing at the time such Person is acquired, merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower or on any property acquired, in each case, in connection with any Permitted Acquisition; provided that such Liens were not created in contemplation of such Permitted Acquisition and do not extend to any assets other than those of the Person acquired, merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary and the obligations secured thereby are permitted under Section 6.01(j);

(q)(i) Liens created by any Loan Party in favor of any other Loan Party and (ii) Liens created by any Subsidiary that is not a Loan Party in favor of the Borrower or any other Subsidiary; and

(r) Liens of reclaiming sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the UCC in the ordinary course of business, covering only the good sold and securing only the unpaid purchase price for such good and related expenses in connection with transactions permitted or not prohibited hereby.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal offices in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prohibited Transaction” means any prohibited transaction as defined in Section 4975 of the Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

“Property” means all real property, both owned and leased, of any Loan Party or Subsidiary of a Loan Party.

“Purchase Money Security Interest” means Liens upon real or tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such real or tangible personal property.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, (i) if the currency is Pounds Sterling or Canadian Dollars, the first day of such Interest Period, (ii) if the currency is euro, the day that is two (2) TARGET2 Days before the first day of such Interest Period, and (iii) for any other currency, two (2) Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the LIBO Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

“Register” has the meaning assigned to such term in Section 9.04(b).

“Regulated Substances” means, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous waste,” “special handling waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” “pesticide” or “regulated substance” or any other substance, material or waste, regardless of its form or nature, which is regulated, controlled or governed by Environmental Laws due to its radioactive, ignitable, corrosive, reactive, explosive, toxic, carcinogenic or infectious properties or nature or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated, controlled or governed by, or could give rise to liability under, Environmental Laws, including petroleum and petroleum products (including crude oil and any fractions thereof), natural gas, synthetic gas and any mixtures thereof, asbestos, urea formaldehyde, polychlorinated biphenyls, mercury, radon and radioactive materials.

“Regulation U” means Regulation U, T or X as promulgated by the Board, as amended from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Remedial Action” means any investigation, identification, preliminary assessment, characterization, delineation, feasibility study, cleanup, corrective action, removal, remediation, risk assessment, fate and transport analysis, in situ treatment, containment, monitoring, operation and maintenance or management in-place, control or abatement of or other response actions to Regulated Substances and any closure or post-closure measures associated therewith.

“Reportable Event” means a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or a Multiemployer Plan.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Credit Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, then, as to each Revolving Lender, clause (a) of the definition of Swingline Exposure shall only be applicable for purposes of determining its Revolving Exposure to the extent such Lender shall have funded its participation in the outstanding Swingline Loans.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means any executive officer or director of any Loan Party, including without limitation, any Financial Officer.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the applicable documentation contemplated hereby pursuant to which such Lender shall have assumed its Revolving Commitment pursuant to the terms hereof, as applicable.  The initial aggregate amount of the Lenders’ Revolving Commitments is $600,000,000.

“Revolving Credit Maturity Date” means August 30, 2022 (if the same is a Business Day, or if not then the immediately next succeeding Business Day), or any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Revolving Exposure” means, with respect to any Lender, at any time, the sum of the aggregate outstanding principal Dollar Amount of such Lender’s Revolving Loans and its LC Exposure and its Swingline Exposure at such time.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“RSC” means RSC Insurance Services Ltd., a Bermuda company and its successors and assigns.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.

“Safety Complaints” means any (i) notice of non-compliance or violation, citation or order relating in any way to any Safety Law; (ii) civil, criminal, administrative or regulatory investigation instituted by a Governmental Authority relating in any way to any Safety Law; (iii) administrative, regulatory or judicial action, suit, claim or proceeding instituted by any Person or Governmental Authority or any written notice of liability or potential liability from any Person or Governmental Authority, in either instance, setting forth allegations relating to or a cause of action for civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Safety Laws; or (iv) subpoena, request for information or other written notice or demand of any type issued by a Governmental Authority pursuant to any Safety Laws.

“Safety Filings and Records” means all notices, reports, records, plans, applications, forms, logs, programs, manuals or other filings or documents relating or pertaining to compliance with Safety Laws, including employee safety in the workplace, employee injuries or fatalities, employee training, or the protection of employees from exposure to Regulated Substances which pursuant to Safety Laws or at the direction or order of any Governmental Authority, the Loan Parties or any Subsidiaries of any Loan Party either must submit to a Governmental Authority or otherwise must maintain in their records.

“Safety Laws” means the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended, and any regulations promulgated thereunder or any equivalent foreign, federal, state or local Requirements of Law, each as amended, and any regulations promulgated thereunder or any other foreign, federal, state or local Requirements of Law, each as amended, and any regulations promulgated thereunder, pertaining or relating to the protection of employees from exposure to Regulated Substances in the workplace (but excluding workers compensation and wage and hour laws).

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person 50% or more owned in the aggregate or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the

United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Screen Rate” means the LIBOR Screen Rate and each Local Screen Rate collectively or individually as the context may require.

“SEC” means the Securities and Exchange Commission of the U.S.

“Senior Managing Agent” means Wells Fargo Bank, National Association in its capacity as senior managing agent for the credit facilities evidenced by this Agreement.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent and subordinated liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to generally pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Ancillary Obligations” means all obligations and liabilities (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of any of the Subsidiaries, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, to the Lenders or any of their Affiliates in respect of any Swap Agreement Obligations or any Banking Services Obligations.

“Specified Share Repurchase Program” means the publicly disclosed share repurchase program or authorization approved by the Board of Directors of the Borrower that permits the Borrower to purchase shares of its common stock from time to time (which may be effected through tender offers or open-market, privately negotiated or accelerated share repurchase transactions, or otherwise), as such program or authorization may be extended or increased from time to time by the Board of Directors of the Borrower.

“Statement” has the meaning assigned to such term in Section 2.18(g).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal.  Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the

Board.  Eurocurrency Loans and ABR Loans based on the Adjusted LIBO Rate shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person, the payment of which is subordinated to payment of the Obligations to the written reasonable satisfaction of the Administrative Agent.

“Subsidiary” of any Person at any time means (i) any corporation or trust of which fifty percent (50%) or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which fifty percent (50%) or more of the partnership interests are at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a member or of which fifty percent (50%) or more of the limited liability company interests are at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.  Unless otherwise set forth in any Loan Document, any reference to a “Subsidiary” in the Loan Documents shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” means the Borrower’s Material Domestic Subsidiaries party hereto as Subsidiary Guarantors as of the Effective Date and any other Material Domestic Subsidiary that becomes a party to this Agreement pursuant to a Joinder Agreement.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any Swap Agreement permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction permitted hereunder with a Lender or an Affiliate of a Lender.

“Swap Obligation” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by such Revolving Lender in its capacity as the Swingline Lender and (b) the aggregate principal amount of all Swingline Loans made by such Revolving Lender in its capacity as the Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).

“Swingline Lender” means Chase, in its capacity as lender of Swingline Loans hereunder.  Any consent required of the Administrative Agent or the Issuing Banks shall be deemed to be required of the Swingline Lender and any consent given by Chase in its capacity as Administrative Agent or an Issuing Bank shall be deemed given by Chase in its capacity as Swingline Lender as well.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“TARGET2 Day” means a day that TARGET2 is open for the settlement of payments in euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means a Lender having a Term Loan Commitment or holding an outstanding Term Loan.

“Term Loan” means a Loan made pursuant to Section 2.01(b).

“Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Term Loans, expressed as an amount representing the maximum principal amount of the Term Loans to be made by such Lender, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lenders pursuant to Section 9.04.  The initial amount of each Lender’s Term Loan Commitment is set forth on the Commitment Schedule or in the other documentation contemplated hereby pursuant to which such Lender shall have assumed its Term Loan Commitment pursuant to the terms hereof, as applicable.  The aggregate amount of the Lenders’ Term Loan Commitments on the Effective Date is $400,000,000.  After advancing the Term Loan, each reference to a Term Lender’s Term Loan Commitment shall refer to that Term Lender’s Applicable Percentage of the Term Loans.

“Term Loan Maturity Date” means August 30, 2022.

“TIIE Screen Rate” means, with respect to any Interest Period, the Equilibrium Interbank Rate as published by Banco de Mexico in the Federation’s Official Gazette for Mexican Pesos with a tenor equal to such Interest Period (or, in the event such rate does not appear in such Official Gazette, any other rate determined by the Administrative Agent to be a similar rate published by Banco de Mexico, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) at or about 11:00 a.m. (Mexico City, Mexico time) on the Quotation Day for such Interest Period.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state, the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S.” means the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“VIE” means any Person that is a variable interest entity pursuant to ASC 810, “Consolidations” (previously referred to as Financial Accounting Standard Board Interpretation #46, “Consolidation of Variable Interest Entities” (FIN 46)).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of such  change  in GAAP or in the application thereof  (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05.  Pro Forma Adjustments for Acquisitions and Dispositions.  To the extent the Borrower or any Subsidiary makes any Permitted Acquisition or disposition of assets outside the ordinary course of business permitted by Section 6.07 during the period of four fiscal quarters of the Borrower most recently ended, the Leverage Ratio and Interest Coverage Ratio shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to the acquisition or the disposition of assets, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a Financial Officer), as if such acquisition or such disposition (and any related incurrence, repayment or assumption of Indebtedness) had occurred in the first day of such four-quarter period;  provided,  however, that any such acquisition, liquidation, sale or disposition transaction having an aggregate consideration value of less than $5,000,000 shall not be calculated on “pro forma basis” pursuant to this Section 1.05.

SECTION 1.06.  Status of Obligations.  In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.  Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

ARTICLE II
The Credits

SECTION 2.01.  Commitments.

(a)Subject to the terms and conditions set forth herein, each Revolving Lender severally (and not jointly) agrees to make Revolving Loans in Agreed Currencies to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.10(a)) in (i) the Dollar Amount of such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment, (ii) the Dollar Amount of the Aggregate Revolving Exposure exceeding the aggregate Revolving Commitments or (iii) the Dollar Amount of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, exceeding the Foreign Currency Sublimit.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b)Subject to the terms and conditions set forth herein, each Term Lender severally (and not jointly) agrees to make a Term Loan in dollars to the Borrower, on the Effective Date, in a principal amount not to exceed such Lender’s Term Loan Commitment, by making immediately available funds available to the Administrative Agent’s designated account not later than the time specified by the Administrative Agent.  Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.

SECTION 2.02.  Loans and Borrowings.

(a)Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.  Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.  The Term Loans shall amortize as set forth in Section 2.10.

(b)Subject to Section 2.14, each Revolving Borrowing and each Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith, provided that each ABR Loan shall only be made in dollars.  Each Swingline Loan shall be an ABR Loan (except as otherwise provided in Section 2.13(c)).  Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 (or, if such Borrowing is denominated in a Foreign Currency, 500,000 units of such currency) and not less than $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 1,000,000 units of such currency).  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $100,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurocurrency Borrowings outstanding.

(d)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to such Class of Borrowings.

SECTION 2.03.  Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request either in a written Borrowing Request signed by the Borrower (delivered by hand or telecopy) or by telephone (in the case of a Borrowing denominated in dollars) or through any Electronic System, if arrangements for doing so have been approved by the Administrative Agent, (a) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in dollars) or four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency other than Mexican Pesos) or five (5) Business Days (in the case of a Eurocurrency Borrowing denominated in Mexican Pesos), in each case before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or a communication through any Electronic System to the Administrative Agent of a written Borrowing Request signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i)the Class of the Borrowing and the aggregate principal amount of the requested Borrowing;

(ii)the date of such Borrowing, which shall be a Business Day;

(iii)whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv)in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07, and a breakdown of the separate wires comprising such Borrowing.

If no election as to the Agreed Currency of any Borrowing is specified, then the requested Borrowing shall be denominated in dollars.  If no election as to the Type of Borrowing is specified, then, in the case of a Borrowing denominated in dollars, the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  Determination of Dollar Amounts.  The Administrative Agent will determine the Dollar Amount of:

(a)each Eurocurrency Borrowing as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing;

(b)the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit; and

(c)all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.

SECTION 2.05.  Swingline Loans.

(a)Subject to the terms and conditions set forth herein, from time to time during the Availability Period, the Swingline Lender may agree, but shall have no obligation, to make Swingline Loans in dollars to the Borrower, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000, (ii) the Dollar Amount of the Swingline Lender’s Revolving Exposure exceeding its Revolving Commitment, or (iii) the Dollar Amount of the Aggregate Revolving Exposure exceeding the aggregate Revolving

Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.  To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy) or through any Electronic System, if arrangements for doing so have been approved by the Administrative Agent, not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower, to the extent the Swingline Lender elects to make such Swingline Loan, by means of a credit to the Funding Account(s) (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Administrative Agent to be distributed to the applicable Lenders) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(b)The Swingline Lender may by written notice given to the Administrative Agent require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 11:00 a.m., New York City time, on a Business Day no later than 4:00 p.m., New York City time on such Business Day and if received after 11:00 a.m., New York City time, “on a Business Day” shall mean no later than 9:00 a.m., New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(c)The Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Swingline Lender.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(c).  From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require.  After the replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(d)Subject to the appointment and acceptance of a successor Swingline Lender, the Swingline Lender may resign as Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Revolving Lenders, in which case, the Swingline Lender shall be replaced in accordance with Section 2.05(c) above.

SECTION 2.06.  Letters of Credit.

(a)General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Agreed Currencies as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, the Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit).  Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x)

the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.  Notwithstanding the foregoing, the letters of credit identified on Schedule 2.06 (the “Existing Letters of Credit”) shall be deemed to be “Letters of Credit” issued on the Effective Date for all purposes of the Loan Documents.

(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit through any Electronic System, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by any Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Dollar Amount of the aggregate LC Exposure shall not exceed $60,000,000, (ii) no Revolving Lender’s Dollar Amount of Revolving Exposure shall exceed its Revolving Commitment, (iii) the Dollar Amount of the Aggregate Revolving Exposure shall not exceed the aggregate Revolving Commitments and (iv) the Dollar Amount of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, shall not exceed the Foreign Currency Sublimit.  Notwithstanding the foregoing or anything to the contrary contained herein, no Issuing Bank shall be obligated to issue or modify any Letter of Credit if, immediately after giving effect thereto, the outstanding LC Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuing Bank’s Issuing Bank Sublimit.  Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the Borrower may from time to time request that an Issuing Bank issue Letters of Credit in excess of its individual Issuing Bank Sublimit in effect at the time of such request, and each Issuing Bank agrees to consider any such request in good faith.  Any Letter of Credit so issued by an Issuing Bank in excess of its individual Issuing Bank Sublimit then in effect shall nonetheless constitute a Letter of Credit for all purposes of the Credit Agreement, and shall not affect the Issuing Bank Sublimit of any other Issuing Bank, subject to the limitations on the aggregate LC Exposure set forth in clause (i) of this Section 2.06(b).

(c)Expiration Date.  Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one year after such renewal or extension) and (ii) the date that is ten (10) Business Days prior to the Revolving Credit Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above); provided further that, notwithstanding the foregoing, a Letter of

Credit may expire after the Revolving Credit Maturity Date if the Borrower provides cash collateral acceptable to the applicable Issuing Lender in its sole discretion on accordance with Section 2.06(j) no later than sixty (60) days prior to the Revolving Credit Maturity Date.  For the avoidance of doubt, if the Revolving Credit Maturity Date shall be extended pursuant to Section 2.23, “Revolving Credit Maturity Date” as referenced in this paragraph shall refer to the Revolving Credit Maturity Date as extended pursuant to Section 2.23; provided that, notwithstanding anything in this Agreement (including Section 2.23 hereof) or any other Loan Document to the contrary, the Revolving Credit Maturity Date, as such term is used in reference to any Issuing Bank or any Letter of Credit issued thereby, may not be extended with respect to any Issuing Bank without the prior written consent of such Issuing Bank.

(d)Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Revolving Lenders, each Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)Reimbursement.  If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in an amount equal to (and in the same Agreed Currency as) such LC Disbursement, not later than 12:00 p.m., Local Time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., Local Time on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is received after 10:00 a.m., Local Time, on the day of receipt; provided that, if such LC Disbursement is greater than or equal to the Dollar Amount of $100,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with (i) to the extent such LC Disbursement was made in dollars, an ABR Revolving Borrowing, Eurocurrency Revolving Borrowing or Swingline Loan in dollars in an amount equal to such LC Disbursement or (ii) to the extent that such LC Disbursement was made in a Foreign Currency, a Eurocurrency Revolving Borrowing in such Foreign Currency in an amount equal to such LC Disbursement and, in each case, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, Eurocurrency Revolving Borrowing or Swingline Loan, as applicable.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof, and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such

Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank, as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.  If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, any Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in dollars, the Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in dollars, in an amount equal to the Equivalent Amount thereof, calculated using the applicable Exchange Rates, on the date such LC Disbursement is made, of such LC Disbursement

(f)Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  None of the Administrative Agent, the Revolving Lenders or the Issuing Banks, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of any Issuing Bank (as finally determined by a nonappealable judgment of a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank.  Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or any Electronic System) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)Interim Interest.  If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or, in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans) and such interest shall be due and payable on the date when such reimbursement is due; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)Replacement and Resignation of an Issuing Bank.

(i)Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of any Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii)Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Revolving Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.06(i)(i) above.

(j)Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash in dollars equal to 105% of the Dollar Amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Borrower is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h), (k) or (l) of Article VII.  For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable Exchange Rate on the date notice demanding cash collateralization is delivered to the Borrower.  The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11(b) or 2.20.  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account and all moneys or other assets on deposit therein or credited thereto.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Obligations.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all such Events of Default have been cured or waived as confirmed in writing by the Administrative Agent.

(k)Issuing Bank Reports to the Administrative Agent.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l)LC Exposure Determination.  For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.07.  Funding of Borrowings.

(a)Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof solely by wire transfer of immediately available funds (i) in the case of Loans denominated in dollars, by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s

Applicable Percentage and (ii) in the case of each Loan denominated in a Foreign Currency, by 1:00 p.m., Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and at such Eurocurrency Payment Office for such currency in an Equivalent Amount denominated in such currency equal to such Lender’s Applicable Percentage; provided that (i) Term Loans shall be made as provided in Section 2.01(b) and (ii) Swingline Loans shall be made as provided in Section 2.05.  Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to the Funding Account(s); provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08.  Interest Elections.

(a)Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone (in the case of a Borrowing denominated in dollars) or through any Electronic System, if arrangements for doing so have been approved by the Administrative Agent, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, Electronic System or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower.  Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c)Each telephonic and written Interest Election Request (including requests submitted through any Electronic System) shall specify the following information in compliance with Section 2.02:

(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in dollars, such Borrowing shall be converted or continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration and (ii) in the case of a Borrowing denominated in a Foreign Currency in respect of which the Borrower shall have failed to deliver an Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Borrowing denominated in a Foreign Currency shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month.

SECTION 2.09.  Termination and Reduction of Commitments; Increase in Revolving Commitments; Incremental Term Loans.

(a)Unless previously terminated, (i) the Term Loan Commitments shall terminate at 3:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Commitments shall terminate on the Revolving Credit Maturity Date.

(b)The Borrower may at any time terminate the Revolving Commitments upon (i) the payment in full of all outstanding Revolving Loans and LC Disbursements, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a backup standby letter of credit satisfactory to the Administrative Agent and the applicable Issuing Bank) in a Dollar Amount equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon (other than contingent obligations that have not yet been asserted).

(c)The Borrower may at any time and from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, (x) the Dollar Amount of the Aggregate Revolving Exposure would exceed the aggregate Revolving Commitments or (y) the Dollar Amount of the total outstanding Revolving Loans and LC Exposure, in each case, denominated in Foreign Currencies, would exceed the Foreign Currency Sublimit.

(d)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Revolving Commitments shall be permanent.  Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

(e)The Borrower shall have the right to increase the Revolving Commitments or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case by obtaining additional Revolving Commitments or participations in such Incremental Term Loans, either from one or more of the Lenders or another lending institution (other than any Ineligible Institution), provided that (i) any such request for an increase or tranche of Incremental Term Loans shall be in a minimum amount of $50,000,000, (ii) after giving effect thereto, the sum of the total of the additional Revolving Commitments and Incremental Term Loans does not exceed $300,000,000, (iii) the Administrative Agent, the Swingline Lender and each Issuing Bank have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, (iv) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (v) the procedures described in Section 2.09(f) have been satisfied.  Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment or participate in any tranche of Incremental Term Loans hereunder at any time.

(f)As a condition precedent to such an increase of the Revolving Commitments or tranche of Incremental Term Loans, the Borrower shall deliver to the Administrative Agent (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase or tranche, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase or tranche, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) as of such earlier date, (2) no Default or Event of Default exists and (3) the Borrower is in compliance (on a pro forma basis) with the covenants contained in Sections 6.14 and 6.15 (which calculations shall assume that such increase of the Revolving Commitments is fully drawn or such tranche of Incremental Term Loans is fully funded, as the case may be) and (ii) legal opinions and documents consistent with those delivered on the Effective Date, to the extent requested by the Administrative Agent.

(g)On the effective date of any such increase or tranche of Incremental Term Loans, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its Revolving Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Revolving Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii) except in the case of any Incremental Term Loans, the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase (or addition) in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03).  The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods.  The Incremental Term Loans (x) shall rank pari passu in right of payment with the Revolving Loans and the initial Term Loans, (y) shall not mature earlier than the latest Maturity Date in effect at such time (but may have amortization prior to such date so long as the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the initial Term Loans outstanding at such time) and (z) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans and the initial Term Loans; provided that (A) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the latest Maturity Date in effect at such time may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after such Maturity Date and (B) the Incremental Term Loans may be priced (including, with respect to arranger fees, upfront fees, and interest rate margins) differently than the Revolving Loans and the initial Term Loans.  Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender participating in such tranche and the Administrative Agent.  The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.09.  Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.

(h)In connection with any increase of the Revolving Commitments or Incremental Term Loans pursuant to this Section 2.09, any new lending institution becoming a party hereto shall (i) execute such documents and agreements as the Administrative Agent may reasonably request and (ii) in the case of any new lending institution that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act.

SECTION 2.10.  Repayment and Amortization of Loans; Evidence of Debt.

(a)The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date in the currency of such Loan, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Revolving Loan shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

(b)The Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of each Term Lender, on the last day of each calendar quarter ending on or after December 31, 2017, an aggregate principal amount equal to $5,000,000 on each such date; provided that, if any date set forth above is not a Business Day, then payment shall be due and payable on the Business Day immediately preceding such date.  To the extent not previously paid, all unpaid Term Loans shall be paid in full in dollars in cash by the Borrower on the Term Loan Maturity Date.

Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)Prior to any repayment of any Term Loan Borrowings under this Section, the Borrower shall select the Borrowing or Borrowings of the Term Loans to be repaid and shall notify the Administrative Agent by telephone (confirmed by fax) of such selection not later than 11:00 a.m., New York City time, three (3) Business Days before the scheduled date of such repayment.  Each repayment of a Term Loan Borrowing shall be applied ratably to the Loans included in the repaid Term Loan Borrowing.  Repayments of Term Loan Borrowings shall be accompanied by accrued interest on the amounts repaid.

(d)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, if any, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)The entries made in the accounts maintained pursuant to paragraph (b) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations.

(f)Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

SECTION 2.11.  Prepayment of Loans.

(a)The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (f) of this Section and, if applicable, payment of any break funding expenses under Section 2.16.

(b)If at any time, (i) other than as a result of fluctuations in currency exchange rates, (A) the sum of the principal Dollar Amount of the Aggregate Revolving Exposure (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds the aggregate Revolving Commitments or (B) the sum of the aggregate principal Dollar Amount of all of the outstanding Revolving Exposures denominated in Foreign Currencies (the “Foreign Currency Exposure”) (so calculated), as of the most recent Computation Date with respect to each such Credit Event, exceeds the Foreign Currency Sublimit or (ii) solely as a result of fluctuations in currency exchange rates, (A) the sum of the principal Dollar Amount of the Aggregate Revolving Exposure (so calculated) exceeds 105% of the aggregate Revolving Commitments or (B) the Foreign Currency Exposure, as of the most recent Computation Date with respect to each such Credit Event, exceeds 105% of the Foreign Currency Sublimit, the Borrower shall in each case immediately repay Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal Dollar Amount sufficient to cause (x) the principal Dollar Amount of the Aggregate Revolving Exposure (so calculated) to be less than or equal to the aggregate Revolving Commitments and (y) the Foreign Currency Exposure to be less than or equal to the Foreign Currency Sublimit, as applicable.  All prepayments required to be made pursuant to Section 2.11(b) shall be applied, first to prepay the Swingline Loans if such prepayment is made in Dollars, second to repay Revolving Loans in the applicable Agreed Currency and third to cash collateralize outstanding LC Exposure.

(c)The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (in the case of any prepayment of a Borrowing denominated in dollars, and, in each case, confirmed by telecopy) or through any Electronic System, if arrangements for doing so have been approved by the Administrative Agent, of any prepayment under this Section:  (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 10:00 a.m., Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in dollars) or four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency), in each case before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.   Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Except as set forth in clause (b) above, each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

SECTION 2.12.  Fees.

(a)The Borrower agrees to pay to the Administrative Agent a commitment fee for the account of each Revolving Lender, which shall accrue at the Applicable Rate on the daily amount of the undrawn portion of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate; it being understood that the LC Exposure and the Swingline Exposure of a Lender shall be included in the drawn portion of the Revolving Commitment of such Lender for purposes of calculating the commitment fee; provided that, if such Lender continues to have any Revolving Exposure (excluding Revolving Loans) after its Revolving Commitment terminates, then such commitment fee shall continue to accrue on the daily Dollar Amount of such Lender’s Revolving Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Exposure.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable in dollars for the actual number of days elapsed (including the first day but excluding the last day).

(b)The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank for its own account a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  Participation fees and fronting fees in respect of all Letters of Credit shall be paid in dollars.

(c)The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)All fees payable hereunder shall be paid on the dates due, in dollars (except as otherwise expressly provided in this Section 2.12) and immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13.  Interest.

(a)The Loans comprising each ABR Borrowing (other than any Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)Each Swingline Loan shall bear interest at (i) the Alternate Base Rate plus the Applicable Rate or (ii) such other rate per annum (but not less than zero) as separately agreed between the Swingline Lender and the Borrower.

(d)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e)Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling or Canadian Dollars shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.  Alternate Rate of Interest.

(a)If at the time that the Administrative Agent shall seek to determine the applicable Screen Rate on the Quotation Day for any Interest Period for any Eurocurrency Borrowing, the applicable Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Eurocurrency Borrowing for any reason, and the Administrative Agent shall reasonably determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then, (i) if such Borrowing shall be requested in dollars, then such Borrowing shall be made as an ABR Borrowing at the Alternate Base Rate and (ii) if such Borrowing shall be requested in any Foreign Currency, the LIBO Rate shall be equal to the rate determined by the Administrative Agent in its reasonable discretion after consultation with the Borrower and consented to in writing by the Revolving Lenders holding more than 50% of the aggregate Revolving Commitments at such time (the “Alternative Rate”); provided,  however, that until such time as the Alternative Rate shall be determined and so consented to by such Revolving Lenders, Borrowings shall not be available in such Foreign Currency.

(b)If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining (including, without limitation, by means of an Interpolated Rate) the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period; or

(ii)the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders through any Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective, (ii) if any Borrowing Request requests a Eurocurrency Borrowing in dollars, such Borrowing shall be made as an ABR Borrowing and (iii) if any Borrowing Request requests a Eurocurrency Borrowing in a Foreign Currency, then the LIBO Rate for such Eurocurrency Borrowing shall be the Alternative Rate; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15.  Increased Costs.

(a)If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii)impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by such Lender or such Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender or the applicable Issuing Bank under agreements having provisions similar to this Section 2.15(a) after consideration of such factors as such Lender or such Issuing Bank then reasonably determines to be relevant).

(b)If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered as reasonably determined by such Lender or such Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender or the applicable Issuing Bank under agreements having provisions similar to this Section 2.15(b) after consideration of such factors as such Lender or such Issuing Bank then reasonably determines to be relevant).

(c)A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto,

(c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or 9.02(d), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (other than any lost profits) attributable to such event.  In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurocurrency Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurocurrency Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurocurrency Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

SECTION 2.17.  Taxes.

(a)Withholding Taxes; Gross-Up; Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document (including, without limitation, the Obligations and Guaranteed Obligations of each Loan Party) shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)Evidence of Payment.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant

Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)Status of Lenders.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)to the extent a Foreign Lender is not the Beneficial Owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)  Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)  Survival.  Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)  Defined Terms.  For purposes of this Section 2.17, the term “applicable law” includes FATCA.

SECTION 2.18.  Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a)Each Loan Party shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in dollars, 2:00 p.m., New York City time and (ii) in the case of payments denominated in a Foreign Currency, 2:00 p.m., Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its offices at 10 S. Dearborn St., Chicago IL 60603, or, in the case of a Credit Event denominated in a Foreign Currency, the Administrative Agent’s Eurocurrency Payment Office for such currency, except payments to be made directly to any Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  Unless otherwise provided for herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or the Borrower is not able to make payment to any Issuing Bank or the Administrative Agent for the account of the Lenders in such Original Currency (or any Lender is unable to make a reimbursement obligation denominated in such Original Currency to an Issuing Bank or the Administrative Agent), then all payments to be made by the Borrower (or any such Lender) hereunder in such currency shall instead be made when due in dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower takes all risks of the imposition of any such currency control or exchange regulations and the Borrower agrees to indemnify and hold harmless each Issuing Bank, the Administrative Agent and the Lenders from and against any loss resulting from any Credit Event made to or for the benefit of such Borrower denominated in a Foreign Currency that is not repaid to such Issuing Bank, the Administrative Agent or the Lenders, as the case may be, in the Original Currency.

(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder, whether made following a request by the Borrower pursuant to Section 2.03 or 2.05 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent.  The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Revolving Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Revolving Loans (including Swingline Loans), and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d)If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the relevant Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the relevant Issuing Banks, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the relevant Lenders or the relevant Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(f)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the applicable Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under such Sections.  Application of amounts pursuant to (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent in its discretion.

(g)The Administrative Agent may from time to time provide the Borrower with account statements or invoices with respect to any of the Obligations (the “Statements”).  The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrower’s convenience.  Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Obligations.  If the Borrower pays the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrower shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

SECTION 2.19.  Mitigation Obligations; Replacement of Lenders.

(a)If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender or a Declining Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement and other Loan Documents (or, in the case of any such assignment resulting from a Lender having become a Declining Lender solely with respect to a specified Class of Loans, all of its interests, rights and obligations under this Agreement as a Lender of the Class or Classes with respect to which such Lender is a Declining Lender) to an assignee (other than an Ineligible Institution) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.04, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any assignment resulting from a Lender becoming a Declining Lender, the applicable assignee shall have consented to the applicable Maturity Date Extension Request.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20.  Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Revolving Commitment and Revolving Exposure and, if applicable, Term Loan Commitment and Term Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder or under any other Loan Document; provided that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c)if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (x) to the extent that the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause the Dollar Amount of such non-Defaulting Lender’s Revolving Exposure to exceed its Revolving Commitment;

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the applicable Issuing Banks, the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and Swingline Exposure related to any such newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the applicable Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline

Lender shall not be required to fund any Swingline Loan and such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrower, the Swingline Lender and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21.  Returned Payments. If, after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender.  The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds.  The provisions of this Section 2.21 shall survive the termination of this Agreement.

SECTION 2.22.  Banking Services and Swap Agreements.  Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party or any Subsidiary shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Subsidiary to such Lender or Affiliate (whether matured or unmatured, absolute or contingent).  In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations.

SECTION 2.23.  Extension of Maturity Date.

(a)The Borrower may, by delivery of a Maturity Date Extension Request to the Administrative Agent (who shall promptly deliver a copy thereof to each of the Lenders of the applicable Class) not less than thirty (30) days prior to the then existing Maturity Date for the applicable Class of Commitments and/or Loans hereunder to be extended (the “Existing Maturity Date”), request that the Lenders of such Class extend the Existing Maturity Date in accordance with this Section.  Each Maturity Date Extension Request shall (i) specify the applicable Class of Commitments and/or Loans hereunder to be extended, (ii) specify the date to which the applicable Maturity Date is sought to be extended, (iii) specify the changes, if any, to the Applicable Rate to be applied in determining the interest payable on the Loans of, and fees payable hereunder to, Consenting Lenders (as defined below) in respect of that portion of their Commitments and/or Loans extended to such new Maturity Date and the time as of which such changes will become effective (which may be prior to the Existing Maturity Date) and (iv) specify any other amendments or modifications to this Agreement to be effected in connection with such Maturity

Date Extension Request; provided that no such changes or modifications requiring approvals pursuant to the provisos to Section 9.02(b) shall become effective prior to the then Existing Maturity Date unless such other approvals have been obtained.  In the event that a Maturity Date Extension Request shall have been delivered by the Borrower, each applicable Lender shall have the right to agree to the extension of the Existing Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Lender of the applicable Class agreeing to the Maturity Date Extension Request being referred to herein as a “Consenting Lender” and, each Lender of the applicable Class not agreeing thereto being referred to herein as a “Declining Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of the Commitment and/or Loans of such Lender with respect to which such Lender agrees to the extension of the Maturity Date, delivered to the Borrower (with a copy to the Administrative Agent) not later than a day to be agreed upon by the Borrower and the Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by the Borrower (it being understood and agreed that any Lender that shall have failed to exercise such right as set forth above shall be deemed to be a Declining Lender).  If a Lender elects to extend only a portion of its then existing Commitment and/or Loans, it will be deemed for purposes hereof to be a Consenting Lender in respect of such extended portion and a Declining Lender in respect of the remaining portion of its Commitment and/or Loans, and the aggregate principal amount of each Type of Loans of the applicable Class of such Lender shall be allocated ratably among the extended and non-extended portions of the Loans of such Lender based on the aggregate principal amount of such Loans so extended and not extended.  If Consenting Lenders shall have agreed to such Maturity Date Extension Request in respect of Commitments and/or Loans held by them, then, subject to paragraph (c) of this Section, on the date specified in the Maturity Date Extension Request as the effective date thereof, (i) the Existing Maturity Date of the applicable Commitments and/or Loans shall, as to the Consenting Lenders, be extended to such date as shall be specified therein, (ii) the terms and conditions of the applicable Commitments and/or Loans of the Consenting Lenders (including interest and fees (including Letter of Credit fees) payable in respect thereof) shall be modified as set forth in the Maturity Date Extension Request and (iii) such other modifications and amendments hereto specified in the Maturity Date Extension Request shall (subject to any required approvals (including those of the Required Lenders) having been obtained) become effective.  The Borrower, the Administrative Agent and the Consenting Lenders shall enter into an amendment to this Agreement (an “Extension Agreement”) to effect such modifications as may be necessary to reflect the terms of the Maturity Date Extension Request.

(b)If a Maturity Date Extension Request has become effective hereunder:

(i)solely in respect of a Maturity Date Extension Request that has become effective in respect of the Revolving Commitments, not later than the fifth (5th) Business Day prior to the Existing Maturity Date, the Borrower shall make prepayments of Revolving Loans and shall provide cash collateral in respect of Letters of Credit in the manner set forth in Section 2.06(j), such that, after giving effect to such prepayments and such provision of cash collateral, the Aggregate Revolving Exposure as of such date will not exceed the aggregate Revolving Commitments of the Consenting Lenders extended pursuant to this Section (and the Borrower shall not be permitted thereafter to request any Revolving Loan or any issuance, amendment, renewal or extension of a Letter of Credit if, after giving effect thereto, (A) the Dollar Amount of the aggregate LC Exposure would exceed $60,000,000, (B) any Revolving Lender’s Dollar Amount of Revolving Exposure would exceed its Revolving Commitment, (C) the Dollar Amount of the Aggregate Revolving Exposure would exceed the aggregate Revolving Commitments and (D) the Dollar Amount of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, would exceed the Foreign Currency Sublimit);

(ii)solely in respect of a Maturity Date Extension Request that has become effective in respect of the Revolving Commitments, on the Existing Maturity Date, the Revolving Commitment of each Declining Lender shall, to the extent not assumed, assigned or transferred as provided in paragraph

(b) of this Section, terminate, and the Borrower shall repay all the Revolving Loans of each Declining Lender, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder, it being understood and agreed that, subject to satisfaction of the conditions set forth in Section 4.02, such repayments may be funded with the proceeds of new Revolving Borrowings made simultaneously with such repayments by the Consenting Lenders, which such Revolving Borrowings shall be made ratably by the Consenting Lenders in accordance with their extended Revolving Commitments; and

(iii)solely in respect of a Maturity Date Extension Request that has become effective in respect of a Class of Term Loans, on the Existing Maturity Date, the Borrower shall repay all the Loans of such Class of each Declining Lender, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder, it being understood and agreed that, subject to satisfaction of the conditions set forth in Section 4.02, such repayments may be funded with the proceeds of new Revolving Borrowings made simultaneously with such repayments by the Revolving Lenders.

(c)The effectiveness of any Extension Agreement shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates of the type delivered on the Effective Date and (ii) reaffirmation agreements and/or such amendments to the Loan Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Commitments and Loans of the Consenting Lenders are provided with the benefit of the applicable Loan Documents.

(d)Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Maturity Date in accordance with the express terms of this Section, or any amendment or modification of the terms and conditions of the Commitments and the Loans of the Consenting Lenders effected pursuant thereto, shall be deemed to (i) violate the last sentence of Section 2.09(d) or Section 2.18(b) or 2.18(d) or any other provision of this Agreement requiring the ratable reduction of Commitments or the ratable sharing of payments or (ii) require the consent of all Lenders or all affected Lenders under Section 9.02(b); provided that, notwithstanding anything to the contrary in this Section 2.23 or otherwise, except with respect to the termination of the Revolving Commitments of Declining Lenders on the Existing Maturity Date applicable thereto and the repayment of outstanding Revolving Loans in connection therewith, each Revolving Borrowing, each repayment or prepayment of each Revolving Borrowing and each reduction of the Revolving Commitments shall be made on a pro rata basis among the Revolving Lenders in accordance with their respective Revolving Commitments, without regard to whether such Lenders are Consenting Lenders or Declining Lenders.

ARTICLE III
Representations and Warranties

Each Loan Party represents and warrants to the Lenders that (and where applicable, agrees):

SECTION 3.01.  Organization and Qualification.  Each Loan Party and each Subsidiary of each Loan Party (a) is duly organized, validly existing and in good standing under the Requirements of Law of its jurisdiction of organization, (b) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, and (c) is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary; except in each case referred to clauses (a) (other than with respect to the Loan Parties), (b) or (c) to the extent such failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02.  [Reserved].

SECTION 3.03.  Subsidiaries.  Schedule 3.03 states the name of each of the Borrower’s Subsidiaries as of the Effective Date, its jurisdiction of organization, the issued and outstanding Equity Interests and the owners thereof.  Each of the Loan Parties has good and marketable title to all of the Equity Interests it purports to own, free and clear in each case of any Lien (other than Permitted Liens). All Equity Interests of the Borrower’s Subsidiaries have been validly issued, and all such Equity Interests are fully paid and, in the case of each Subsidiary that is a corporation, nonassessable.  All capital contributions and other consideration required to be made or paid in connection with the issuance of such Equity Interests have been made or paid, as the case may be.  As of the Effective Date, there are no options, warrants or other rights outstanding to purchase any Equity Interests of the Borrower’s Subsidiaries except as indicated on Schedule 3.03.

SECTION 3.04.  Power and Authority.  Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

SECTION 3.05.  Validity and Binding Effect.  This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party.  This Agreement and each other Loan Document constitutes legal, valid and binding obligations of each Loan Party which is a party thereto, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Requirements of Law affecting the enforceability of creditors’ rights generally or limiting the right of specific performance and by general principles of equity.

SECTION 3.06.  No Conflict.  Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the Transactions or compliance with the terms and provisions hereof or thereof by any of them will (a) conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate or articles of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party, (ii) any Requirement of Law or (iii) any agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it is bound or to which it or any of its Subsidiaries is subject, or (b) result in (or require) the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries; except (in the case of clauses (a)(ii) and (iii)), to the extent that such conflict, default or breach would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07.  Litigation.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any of its Subsidiaries at law or equity before any Governmental Authority which individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.  None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Governmental Authority which would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08.  Title to Properties.  Each Loan Party and each Subsidiary of each Loan Party has good and marketable title to (or ownership of) or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens, and in the case of property leased by such Loan Party, subject to the terms and conditions of the applicable leases, except where the failure to have such title or other interest would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.09.  Financial Statements.

(a)Historical Statements.  The Borrower has delivered to the Administrative Agent copies of its (i) audited consolidated year-end financial statements for and as of the end the fiscal year ended December 25, 2016, reported on by Ernst & Young LLP, and (ii) unaudited consolidated financial statements for the fiscal quarter and the portion of the fiscal year ended June 25, 2017, certified by a Financial Officer (collectively, the “Historical Financial Statements”).  The Historical Financial Statements were compiled from the books and records maintained by the Borrower’s management, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise noted therein, subject to normal year end audit adjustments and the absence of footnotes in the case of the Historical Financial Statements referred to in clause (ii) above.

(b)Financial Projections. The Borrower has delivered prior to the Effective Date to the Administrative Agent financial projections of the Borrower and its Subsidiaries for the period from fiscal year 2017 through fiscal year 2021 derived from various assumptions of the Borrower’s management (the “Financial Projections”). The Financial Projections represent the Borrower’s good faith estimate of a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Borrower’s management, it being understood that such projections are subject to significant uncertainties and contingencies (such as those described in the Borrower’s periodic public financial disclosures), many of which are beyond the Borrower’s control, and that no assurance can be given that the projections will be realized and actual results may differ materially.  The Financial Projections accurately reflect in all material respects the liabilities of the Borrower and its Subsidiaries upon consummation of the Transactions contemplated hereby as of the Effective Date.

(c)Accuracy of Financial Statements.  As of the Effective Date, neither the Borrower nor any Subsidiary of the Borrower has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Financial Statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Effective Date, and except as disclosed therein or disclosed in writing to the Lenders on or prior to the Effective Date there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower, in each case which would reasonably be expected to result in a Material Adverse Effect.  Since December 25, 2016, no Material Adverse Effect has occurred.

SECTION 3.10.  Use of Proceeds; Margin Stock.

(a)Use of Proceeds.  The Loan Parties intend to use the proceeds of the Loans and Letters of Credit (i) to refinance certain existing Indebtedness of the Borrower and (ii) to finance the working capital needs and general corporate purposes of the Borrower and its Subsidiaries, including but not limited to transaction costs and expenses, capital expenditures, permitted stock repurchases, dividends and distributions (including, for the avoidance of doubt, any repurchase of Equity Interests of the Borrower pursuant to the Specified Share Repurchase Program), Permitted Acquisitions and Permitted Investments.

(b)Margin Stock.  None of the Loan Parties or any Subsidiaries of any Loan Party engages in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any other purpose, in any such case, which entails a violation of or which is inconsistent with the provisions of Regulation U.  None of the Loan Parties or any Subsidiary of any Loan Party holds or will hold following application of the proceeds of the Loans, margin stock in such amounts that more than twenty five percent (25%) of the reasonable value of the assets of such Loan Party or Subsidiary are or will be represented by margin stock.  For purposes of this Section, “assets” of the Loan Parties and any Subsidiary of any Loan Party includes, without limitation, treasury stock that has not been retired.

SECTION 3.11.  Full Disclosure.  Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished in writing (other than information of a general economic or industry nature) to the Administrative Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not materially  misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared (it being understood that the projected financial information is not to be viewed as facts or guaranties of future performance, that actual results may vary materially from the projected financial information and that the Loan Parties make no representation that the projected financial information will in fact be realized). As of the Effective Date, there is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, or results of operations of any Loan Party or any Subsidiary of any Loan Party which has not been set forth in this Agreement, in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the Effective Date in connection with the Transactions contemplated hereby or publically disclosed prior to the Effective Date by the Borrower pursuant to its filings with the SEC.

SECTION 3.12.  Taxes.  All federal, state, and material local and other tax returns required to have been filed with respect to each Loan Party or any Subsidiary of any Loan Party have been filed, and payment or adequate provision has been made for the payment of all material taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent (i)  that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made or (ii) other than with regard to any federal or state tax return, the failure to file or pay would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.13.  Consents and Approvals.  No consent, approval, exemption, order or authorization of, or a registration or filing with, any Governmental Authority or any other Person is required by any Requirement of Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party, except (i) any that shall have been obtained or made on or prior to the Effective Date or the execution of such Loan Document or (ii) any the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.14.  No Event of Default; Compliance with Instruments.  No event has occurred and is continuing and no condition exists after giving effect to the borrowings or other extensions of credit to be made on the Effective Date under or pursuant to the Loan Documents which constitutes an Event of Default or Default. None of the Loan Parties or any Subsidiary of any Loan Party is in violation of (i) any term of its, as applicable, certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (ii) any agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.15.  Patents, Trademarks, Copyrights, Licenses, Etc.  Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without, to the knowledge of the Loan Parties, alleged or actual conflict with the rights of others, except to the extent such failure or conflict, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.16.  Insurance.  All insurance policies and other bonds to which any Loan Party is a party provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party and each Subsidiary of any Loan Party in accordance with customary business practice in the industry of the Loan Parties and their Subsidiaries and owning similar properties in localities where the Loan Parties and their Subsidiaries are located.

SECTION 3.17.  Compliance with Laws.  The Loan Parties and their Subsidiaries are in compliance with all applicable Requirements of Law (other than Environmental Laws or Safety Laws which are specifically addressed in Section 3.21) in all jurisdictions in which any Loan Party or any Subsidiary of any Loan Party is presently or will be doing business, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.18.  Investment Company Act; Regulated Entities; Commodity Exchange Act.  None of the Loan Parties or any Subsidiary of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 as such terms are defined in the Investment Company Act of 1940. None of the Loan Parties or any Subsidiary of any Loan Party is subject to any other federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money. The Borrower is a Qualified ECP Guarantor.

SECTION 3.19.  Plans and Benefit Arrangements.  Except as set forth on Schedule 3.19 or as would not reasonably be expected to have a Material Adverse Effect:

(a)The Borrower and each other member of the ERISA Group are in compliance with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Borrower and each member of the ERISA Group, with respect to any Multiemployer Plan, which could result in any liability of the Borrower or any other member of the ERISA Group. The Borrower and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Requirement of Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Borrower and each other member of the ERISA Group (i) have fulfilled their obligations under the minimum funding standards of ERISA and the Code, (ii) have not incurred any liability to the PBGC that remains outstanding, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA or the Code.

(b)To the best of the Borrower’s knowledge and to the best knowledge of each member of the ERISA Group, each Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due and no Multiemployer Plan is or expected to be insolvent (within the meaning of Section 4245 of ERISA).

(c)None of the assets of the Borrower or any member of the ERISA Group is subject to any lien arising under Section 303(k)(1) or Section 4068 of ERISA or Section 430(k) of the Code, and, to the knowledge of the Loan Parties, no fact or event exists which would give rise to any such lien.

(d)No Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) and no Multiemployer Plan is, or expected to be, in “endangered status” or “critical status” (as defined in Section 305(b) of ERISA and Section 432(b) of the Code).

(e)Neither the Borrower nor any other member of the ERISA Group has incurred any withdrawal liability that remains outstanding or reasonably expects to incur any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of the Borrower and each member of the ERISA Group, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be terminated, within the meaning of Title IV of ERISA.

(f)All Plans, Benefit Arrangements and Multiemployer Plans have been administered in accordance with their terms and applicable Requirements of Law.

SECTION 3.20.  Employment Matters.  Each of the Loan Parties and each of their Subsidiaries is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Requirements of Law including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would reasonably be expected to result in a Material Adverse Effect. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties or any of their Subsidiaries which in any case would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.21.  Environmental Matters and Safety Matters.  Except as disclosed on Schedule 3.21:

(a)None of the Loan Parties and none of the Subsidiaries of any Loan Party has received any Environmental Complaint, whether directed or issued to any Loan Party or relating or pertaining to any predecessor of any Loan Party or Subsidiary or to any prior owner, operator or occupant of the Property which has caused or would reasonably be expected to result in a Material Adverse Effect, and none of such Loan Parties or Subsidiaries have reason to believe that it might receive an Environmental Complaint which has caused or would reasonably be expected to result in a Material Adverse Effect.

(b)No activity of any Loan Party or any Subsidiary of any Loan Party at the Property is being or has been conducted in violation of any Environmental Law or Environmental Permit which has caused or would reasonably be expected to result in a Material Adverse Effect and to the knowledge of any such Loan Party of Subsidiary no activity of any predecessor of any Loan Party or Subsidiary or any prior owner, operator or occupant of the Property was conducted in violation of any Environmental Law which has caused or would reasonably be expected to result in a Material Adverse Effect.

(c)There are no Regulated Substances present on, in, under, or emanating from, or to any Loan Party’s or Subsidiary of any Loan Party’s knowledge, emanating to, the Property or any portion thereof which result in Contamination and which would reasonably be expected to result in a Material Adverse Effect.

(d)Each Loan Party and each Subsidiary of each Loan Party has all Environmental Permits and all such Environmental Permits are in full force and effect except for those Environmental Permits which the failure to have would not reasonably be expected to result in a Material Adverse Effect.

(e)Each Loan Party and each Subsidiary of each Loan Party has submitted to a Governmental Authority and/or maintains, as appropriate, all Environmental Records except for those Environmental Records which the failure to submit or maintain would not reasonably be expected to result in a Material Adverse Effect.

(f)No portion of the Property is identified or to the knowledge of each Loan Party and each Subsidiary of each Loan Party proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of a Remedial Action by a Governmental Authority or any other Person (including any such Loan Party or Subsidiary) except for Remedial Action that would not reasonably be expected to result in a Material Adverse Effect.

(g)No portion of the Property constitutes an Environmentally Sensitive Area except for those portions of the Property constituting an Environmentally Sensitive Area which would not reasonably be expected to result in a Material Adverse Effect.

(h)No lien or other encumbrance authorized by Environmental Laws exists against the Property and none of the Loan Parties nor any Subsidiary of any Loan Party has any reason to believe that such a lien or encumbrance may be imposed, in each case, other than Permitted Liens.

(i)The activities and operations of the Loan Parties and the Subsidiaries of the Loan Parties are being conducted in compliance with applicable Safety Laws except where the failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(j)The Loan Parties and the Subsidiaries of the Loan Parties have not received any Safety Complaints which have or would reasonably be expected to result in a Material Adverse Effect, and to the knowledge of the Loan Parties and Subsidiaries, no Safety Complaints are being threatened which have or would reasonably be expected to result in a Material Adverse Effect and the Loan Parties and Subsidiaries have no reason to believe that a Safety Complaint might be received or instituted which have or would reasonably be expected to result in a Material Adverse Effect.

Each Loan Party and each Subsidiary of each Loan Party has submitted to a Governmental Authority and/or maintains in its files, as applicable, all Safety Filings and Records except for those Safety Filings and Records which the failure to submit or maintain would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.22.  Senior Debt Status.  The Obligations of each Loan Party under this Agreement, and each of the other Loan Documents to which any Loan Party is a party rank at least pari passu in priority of payment with all other Indebtedness of such Loan Party, except Indebtedness of such Loan Party, to the extent secured by Permitted Liens. There is no Lien upon or with respect to any of the properties or income of any Loan Party or any Subsidiary of any Loan Party which secures Indebtedness or other obligations of any Person except for Permitted Liens.

SECTION 3.23.  Anti-Corruption Laws and Sanctions.  Each Loan Party has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and employees and to the knowledge of such Loan Party its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person.  None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.24.  Solvency.  After giving effect to the Transactions contemplated by this Agreement and the Loan Documents and the making of each Loan and each issuance of a Letter of Credit hereunder, the Loan Parties, taken as a whole, are Solvent.

SECTION 3.25.  EEA Financial Institutions.  No Loan Party is an EEA Financial Institution.

ARTICLE IV
Conditions

SECTION 4.01.  Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)Credit Agreement and Loan Documents.  The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the Transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested prior to the Effective Date by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and written opinions of the Loan Parties’ counsel (it being acknowledged and agreed that opinions may be provided by internal counsel of the Loan Parties as to certain corporate capacity and authorization matters and non-New York, non-federal and non-Delaware law matters), addressed to the Administrative Agent, the Issuing Banks and the Lenders, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(b)Financial Statements and Projections.  The Lenders shall have received (i) audited consolidated financial statements of the Borrower and its Subsidiaries for the 2015 and 2016 fiscal years, (ii) unaudited interim consolidated financial statements of the Borrower and its Subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of the Borrower and its Subsidiaries, as reflected in the audited, consolidated financial statements described in clause (i) of this paragraph and (iii) satisfactory Financial Projections.

(c)Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, or to the extent not available or applicable, any authorized officer, director, manager or member, which shall (A) certify the resolutions of its Board of Directors, members or other governing body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of the Borrower, its Financial Officers, and (C) contain appropriate attachments, including the charter, articles or certificate of organization or incorporation of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its bylaws or operating, management or partnership agreement, or other organizational or governing documents, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(d)No Default Certificate.  The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Borrower, dated as of the Effective Date (i) stating that no Default has occurred and is continuing as of such date, (ii) stating that the representations and warranties contained in the Loan Documents are true and correct shall be true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) on such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) only as of such specified date), and (iii) certifying as to any other factual matters as may be reasonably requested by the Administrative Agent.

(e)Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid, and all reasonable out-of-pocket expenses required to be reimbursed for which invoices have been presented (including the reasonable fees and expenses of legal counsel), before the Effective Date.  All such amounts may be paid with proceeds of Loans made on the Effective Date and if paid with such proceeds, will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date.

(f)Pay-Off and Release Letter.  The Administrative Agent shall have received satisfactory pay-off letters for all existing Indebtedness required to be repaid (including, without limitation, the credit facility evidenced by the Existing Credit Agreement, but other than the Existing Letters of Credit).

(g)Funding Account.  The Administrative Agent shall have received a notice (which notice may be in the form of a Borrowing Request or such other form or method as approved by the Administrative Agent) setting forth the deposit account of the Borrower (the “Funding Account”) to which the Administrative Agent is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(h)Solvency.  The Administrative Agent shall have received a solvency certificate signed by a Financial Officer dated the Effective Date in form and substance reasonably satisfactory to the Administrative Agent.

(i)Due Diligence. The Administrative Agent and its counsel shall have completed all legal due diligence, the results of which shall be reasonably satisfactory to Administrative Agent in its sole discretion.

(j)USA PATRIOT Act, Etc.  The Administrative Agent and Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including USA PATRIOT Act to the extent reasonably requested in writing at least five (5) Business Days prior to the Effective Date, and a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(k)Other Documents.  The Administrative Agent shall have received such other documents as the Administrative Agent, any Issuing Bank, any Lender or their respective counsel may have reasonably requested (including, without limitation, a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable) if the issuance of a Letter of Credit will be required on the Effective Date, together with an executed copy of the applicable Issuing Bank’s master agreement for the issuance of commercial Letters of Credit).

The Administrative Agent shall notify the Borrower, the Lenders and the Issuing Banks of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on September 30, 2017 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) only as of such specified date).

(b)At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing made and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V
Affirmative Covenants

Until the Payment in Full of the Obligations, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 5.01.  Preservation of Existence, Etc.  Each Loan Party shall and shall cause each of its Subsidiaries to maintain its legal existence and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except (i) as otherwise permitted in Section 6.06 and (ii) (other than as to the legal existence and good standing in its jurisdiction of organization of each Loan Party) as would not reasonably be expect to result in a Material Adverse Effect.

SECTION 5.02.  Payment of Liabilities, Including Taxes, Etc.  Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except (i) to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, or (ii) to the extent that failure to discharge any such liabilities would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.03.  Maintenance of Insurance.  Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses and owning properties in similar localities, and with reputable and financially sound insurers, including self-insurance to the extent customary.

SECTION 5.04.  Maintenance of Properties and Leases.  Except if the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear and casualty and condemnation events excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all necessary repairs, renewals or replacements thereof as appropriate in the exercise of its commercially reasonable judgment.

SECTION 5.05.  Maintenance of Patents, Trademarks, Etc.  Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06.  Visitation Rights.  Each Loan Party shall, and shall cause each of its Subsidiaries to permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit, during normal business hours and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that each Lender shall provide the Borrower and the Administrative Agent with reasonable notice prior to any visit or inspection (it being acknowledged and agreed that (i) so long as no Default or Event of Default has occurred and is continuing, the Loan Parties shall not be obligated to pay costs or expenses incurred by the Administrative Agent or any Lender in connection with any visit or inspection and (ii) during the occurrence and continuation of an Event of Default, the Loan Parties shall be obligated to pay costs or expenses incurred by the Administrative Agent or any Lender in connection with each such inspection or visit). In the event any Lender desires to visit and inspect any Loan Party, such Lender shall make a reasonable effort to conduct such visit and inspection contemporaneously with any visit and inspection to be performed by the Administrative Agent.    Notwithstanding the foregoing, no Loan Party nor any of their respective Subsidiaries shall be required to disclose (a) any materials subject to, to the extent not created in contemplation of the Loan Parties obligations under the Loan Documents, a confidentiality obligation binding upon such Loan Party or such Subsidiary to the extent such disclosure would violate such obligations, (b) any communications protected by attorney‑client privilege the disclosure or inspection of which would waive such privilege, or (c) non-financial trade secrets or non-financial proprietary information.

SECTION 5.07.  Keeping of Records and Books of Account.  The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Requirements of Law of any Governmental Authority having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs covered thereby.

SECTION 5.08.  Plans and Benefit Arrangements.  The Borrower shall, and shall cause each other member of the ERISA Group to, comply with ERISA, the Code and other applicable Requirements of Law applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09.  Compliance with Laws.  Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Requirements of Law, including all Environmental Laws, in all respects, provided that it shall not be deemed to be a violation of this Section 5.09 if any failure to comply with any Requirement of Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would reasonably be expected to result in a Material Adverse Effect.  Each Loan Party will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.10.  Use of Proceeds.  The Loan Parties will use the Letters of Credit and the proceeds of the Loans for the purposes stated in Section 3.10.  No Loan Party shall use the Letters of Credit or the proceeds of the Loans for any purposes which contravenes any applicable Requirement of Law or any provision hereof.  The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent that such activities, businesses or transaction would be prohibited by

Sanctions if conducted by a corporation incorporated in the United States or the European Union, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.11.  Reporting Requirements.  The Borrower will furnish to the Administrative Agent (who shall promptly deliver to each Lender):

(a)Quarterly Financial Statements.  As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year of the Borrower (commencing with the fiscal quarter ending on or about September 24, 2017), financial statements of the Borrower, consisting of: (i) a consolidated balance sheet as of the end of such fiscal quarter and as of the end of the prior fiscal year; (ii) a consolidated statement of operations for such fiscal quarter and the year-to-date period of the then-current fiscal year, and for the corresponding fiscal quarter and year-to-date period of the prior fiscal year; (iii) a consolidated statement of stockholders’ equity as of the end of such fiscal quarter, as of the end of the corresponding fiscal quarter of the prior fiscal year, and as of the end of the prior fiscal year; and (iv) a consolidated statement of cash flows for the year-to-date period of the then-current fiscal year and the corresponding year-to-date period of the prior fiscal year. Each of the aforementioned financial statements shall be in reasonable detail and certified (subject to normal year-end audit adjustments and the absence of footnotes) by a Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, except as otherwise noted therein. The Loan Parties will be deemed to have complied with the delivery requirements of this Section 5.11(a) on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System (or any successor system) if (x) such date of public filing is within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year of the Borrower (commencing with the fiscal quarter ending September 24, 2017) and (y) the financial statements contained therein meet the requirements described in this Section.

(b)Annual Financial Statements.  As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending on or about December 31, 2017), financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and audited by independent certified public accountants of nationally recognized standing. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur or any going concern qualification or exception that is solely with respect to, or resulting solely from, an upcoming maturity date under this Agreement occurring within one year from the time such report is delivered). The Loan Parties will be deemed to have complied with the delivery requirements of this Section 5.11(b) on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System (or any successor system) if (x) such date of public filing is within ninety (90) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending on or about December 31, 2017) and (y) the financial statements contained therein meet the requirements described in this Section.

(c)Certificate of the Borrower.  Concurrently with the financial statements of the Borrower furnished to the Administrative Agent pursuant to Sections 5.11(a) and 5.11(b), a certificate (each a “Compliance Certificate”) of the Borrower signed by an Financial Officer of the Borrower, in the form of Exhibit E, to the effect that, pursuant to Section 5.11(d), (i) no Event of Default or Default exists and is continuing on the date of such certificate and (ii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Sections 6.14 and 6.15.

(d)Notice of Default.  Promptly after any Responsible Officer of any Loan Party has learned of the occurrence of an Event of Default or Default, a certificate signed by any Responsible Officer setting forth the details of such Event of Default or Default and the action which such Loan Party proposes to take with respect thereto.

(e)Notice of Litigation.  Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Governmental Authority or any other Person against any Loan Party or Subsidiary of any Loan Party or which if adversely determined would reasonably be expected to result in a Material Adverse Effect.

(f)Budgets, Forecasts, Other Reports and Information. Promptly upon their becoming available to the Borrower:

(i)the annual budget of the Borrower, to be supplied not later than February 15th of the fiscal year to which any of the foregoing may be applicable;

(ii)any reports, notices or proxy statements generally distributed by the Borrower to its stockholders on a date no later than the date supplied to such stockholders;

(iii)regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower with the SEC;

(iv)a copy of any order in any proceeding to which the Borrower or any of its Subsidiaries is a party issued by any Governmental Authority which would reasonably be expected to result in a Material Adverse Effect; and

(v)such other reports and information as any of the Lenders may from time to time reasonably request to the extent (a) the confidentiality of such information is not required by (i) Requirement of Law, (ii) to the extent not created in contemplation of any Loan Party’s obligations under the Loan Documents, a contractual obligation to which the Borrower or any of its Subsidiaries is bound, (iii) the maintenance of attorney-client privilege with respect to communications protected by such privilege or (b) such reports or information do not constitute non-financial trade secrets or non-financial proprietary information.

(g)Notices Regarding Plans and Benefit Arrangements.

(i)Certain Events.  Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the IRS or the PBGC with respect thereto) of:

(A)any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to any Plan of the Borrower or any other member of the ERISA Group (other than “reportable events” where the obligation to report said “reportable event” to the PBGC has been waived);

(B)any Prohibited Transaction which could subject the Borrower or any other member of the ERISA Group to a material civil penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder;

(C)any assertion of material withdrawal liability with respect to any Multiemployer Plan or Multiple Employer Plan;

(D)any partial or complete withdrawal from a Multiemployer Plan or Multiple Employer Plan by the Borrower or any other member of the ERISA Group (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability;

(E)any event that will subject the assets of the Borrower or any member of the ERISA Group to a Lien under Section 303(k)(1) or 4068 of ERISA or Section 430(k) of the Code;

(F)any Plan is determined to be in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 403(i)(4) of the Code); and

(G)any Multiemployer Plan is determined to be in “endangered status” or “critical status” (as defined in Section 305(b) of ERISA or Section 432(b) of the Code).

(h)Notices of Involuntary Termination and Annual Reports.  Promptly after receipt thereof, copies of (a) all notices received by the Borrower or any other member of the ERISA Group of the PBGC’s intent to terminate any Plan administered or maintained by the Borrower or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Administrative Agent or any Lender each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Borrower or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the Borrower or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Borrower or any other member of the ERISA Group with the IRS with respect to each such Plan.

(i)Notice of Voluntary Termination.  Promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan.

(j)Delivery of Certain Documents.  Without limiting anything contained in this Section 5.11, the Loan Parties will be deemed to have complied with the delivery requirements of this Section 5.11 on the date, (i) in the case of Section 5.11(f)(ii), and (f)(iii) (or as provided in Section 5.11(a) and (b)), on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System (or any successor system), (ii) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet or (iii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access , in each case, if (x) such date of filing or posting is within the time periods required by this Section and (y) the financial statements, documents or other information contained therein meets the applicable requirements described in this Section.

SECTION 5.12.  Further Assurances.  As promptly as possible but in any event within ten (10) days following the delivery of the then due Compliance Certificate (or such later date as may be agreed upon by the Administrative Agent) after any Person becomes a Material Domestic Subsidiary, or any Subsidiary qualifies independently as, or is designated by the Borrower as, a Material Domestic Subsidiary pursuant to the definition of “Material Domestic Subsidiary” during such fiscal quarter, then, in each case, the Borrower shall (i) provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and (ii) cause each such Material Domestic Subsidiary to execute and deliver to the Administrative Agent a Joinder Agreement, which Joinder Agreement shall be accompanied by appropriate organizational resolutions, other organizational documentation and, to the extent requested by the Administrative Agent, legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel (it being agreed that legal opinions in form and substance substantially consistent with such opinions delivered on the Effective Date shall be satisfactory for this purpose).  Each such Person delivering a Joinder Agreement shall automatically become a Subsidiary Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents.

ARTICLE VI
Negative Covenants

Until the Payment in Full of the Obligations, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 6.01.  Indebtedness.  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(a)Indebtedness under the Loan Documents;

(b)existing Indebtedness as set forth on Schedule 6.01 (including any extensions or renewals thereof, provided there is no increase in the principal amount thereof, or an earlier maturity date for any payment payable thereunder, or the provision of any additional security or guaranties therefor or other significant change in the terms thereof (except fees and interest rates) that are materially less favorable to the obligor thereunder than the original terms);

(c)Indebtedness in the form of capitalized leases or secured by Purchase Money Security Interests in an aggregate outstanding principal amount not to exceed at any time the greater of (i) $25,000,000 and (ii) an amount equal to 7.5% of Consolidated Net Tangible Assets (based on the financial statements for the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.11(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.11(a) or (b), the most recent financial statements referred to in Section 3.09(a))) (including any extensions or renewals thereof, provided there is no increase in the principal amount thereof, or an earlier maturity date for any payment payable thereunder, or the provision of any additional security or guaranties therefor or other significant change in the terms thereof (except fees and interest rates) that are materially less favorable to the obligor thereunder than the original terms);

(d)Indebtedness of the Borrower or any Subsidiary to the Borrower or another Subsidiary;

(e)Banking Services Obligations;

(f)Indebtedness (including Swap Agreement Obligations) arising from Swap Agreements entered into in the ordinary course of business and not for speculative purposes;

(g)Guarantees permitted under Section 6.03;

(h)Indebtedness under the Jeffersontown IRB, including Indebtedness arising in respect of the sale and leaseback of property located at 2002 Papa John’s Boulevard, Jeffersontown, Kentucky, provided that the principal amount is not subsequently increased (such Jeffersontown IRB shall continue to be permitted Indebtedness hereunder if DEPZZA should subsequently sell its rights thereunder to a Person which is not an Affiliate of the Borrower);

(i)unsecured Indebtedness of any Loan Party, provided that (i) such Indebtedness is pari passu in right of payment with the Indebtedness hereunder, (ii) such Indebtedness does not mature prior to 181 days following the latest Maturity Date then in effect, (iii) the financial maintenance covenants governing such debt shall not be more numerous or more restrictive than the financial maintenance covenants set forth in Sections 6.14 and 6.15 (as determined by the Borrower in good faith), (iv) immediately prior to and after giving effect (including giving effect on a pro forma basis) to the incurrence of such Indebtedness (A) no Default or Event of Default exists or would result therefrom and (B) the Borrower is in compliance with the financial covenants set forth in Sections 6.14 and 6.15 and (v) at the time of incurrence of such Indebtedness, a Financial Officer of the Borrower shall have delivered to the Administrative Agent a certificate certifying compliance with the foregoing clauses (i) through (iv);

(j)Indebtedness of any Person that becomes a Subsidiary of the Borrower as a result of a Permitted Acquisition or other investment permitted by Section 6.04 existing on the date of such acquisition or investment, provided that (i) such Indebtedness was not created in anticipation of such Permitted Acquisition or investment, (ii) neither the Borrower nor any Subsidiary other than such new Subsidiary shall have any liability or other obligation with respect to such Indebtedness and (iii) immediately prior to and after giving effect (including giving effect on a pro forma basis) to such Permitted Acquisition or such investment and such Indebtedness of such acquired Subsidiary (A) no Default or Event of Default exists or would result therefrom and (B) the Borrower is in compliance with the financial covenants set forth in Sections 6.14 and 6.15;

(k)Indebtedness in respect of performance bonds, surety bonds, appeal bonds, completion guarantees or like instruments or with respect to workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, in each case incurred in the ordinary course of business;

(l)Indebtedness of Foreign Subsidiaries in an aggregate outstanding principal amount not to exceed at any time the greater of (i) $15,000,000 and (ii) an amount equal to 3.5% of Consolidated Net Tangible Assets (based on the financial statements for the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.11(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.11(a) or (b), the most recent financial statements referred to in Section 3.09(a)));

(m)secured Indebtedness not otherwise permitted by any of the foregoing in an aggregate outstanding principal amount not to exceed $5,000,000 at any time; and

(n)unsecured Indebtedness not otherwise permitted by any of the foregoing in an aggregate outstanding principal amount not to exceed at any time the greater of (i) $20,000,000 and (ii) an amount equal to 5.0% of Consolidated Net Tangible Assets (based on the financial statements for the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.11(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.11(a) or (b), the most recent financial statements referred to in Section 3.09(a))).

SECTION 6.02.  Liens.  Each of the Loan Parties shall not and shall not permit any of their Subsidiaries to at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

SECTION 6.03.  Guarantees.  Each of the Loan Parties shall not and shall not permit any of their Subsidiaries to at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for (i) endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business, (ii) Guarantees of Indebtedness of the Borrower and its Subsidiaries that is permitted under Section 6.01 (other than Section 6.01(g)), (iii) Guarantees constituting Investments permitted by Section 6.04 (other than 6.04(h)), and (iv) Guarantees that are in existence on the Effective Date and set forth on Schedule 6.03.

SECTION 6.04.  Loans and Investments.  Each of the Loan Parties shall not and shall not permit any of their Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, except:

(a)(i) trade credit extended on usual and customary terms in the ordinary course of business, (ii) bank deposits in the ordinary course of business, (iii) endorsement of negotiable instruments held for collection in the ordinary course of business and (iv) lease, utility and other similar deposits in the ordinary course of business;

(b)advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(c)(i) cash and Permitted Investments, (ii) investments by any Loan Party in Equity Interests in their respective Subsidiaries existing as of the Effective Date, and (iii) other investments, advances and loans existing on the date of this Agreement and described on Schedule 6.04;

(d)loans, advances and investments to, or in, the Borrower or any Subsidiary;

(e)investments in Swap Agreements as permitted by Section 6.01(f);

(f)Permitted Acquisitions, including Subsidiaries acquired pursuant to Permitted Acquisitions and investments of such Subsidiaries at the time of their respective Acquisition pursuant to Permitted Acquisitions;

(g)ownership of equity interests or securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or any of its Subsidiaries in the ordinary course of business or as security for any such Indebtedness or claim;

(h)Guarantees permitted by Section 6.03;

(i)any other investment, loan or advance (other than Acquisitions) so long as the aggregate amount of all such investments, loans and advances does not exceed $20,000,000 during the term of this Agreement; and

(j)loans, advances and investments (other than Acquisitions) not otherwise permitted by any of the foregoing, provided that immediately prior to and after giving effect (including giving effect on a pro forma basis) to any such loan, advance or investment (i) no Default or Event of Default exists or would result therefrom and (ii) the Borrower is in compliance with the financial covenants set forth in Sections 6.14 and 6.15.

SECTION 6.05.  Dividends and Related Distributions.  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its Equity Interests, including any sinking fund or similar deposit, or on account of the purchase, redemption, retirement, cancellation, termination or acquisition of its Equity Interests (or warrants, options or rights therefor) (any of the foregoing being referred to as a “Restricted Payment”), except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries and (d) the Borrower and its Subsidiaries may make any other Restricted Payment (including, for the avoidance of doubt, any repurchase of Equity Interests of the Borrower pursuant to the Specified Share Repurchase Program) so long as immediately prior to and after giving effect (including giving effect on a pro forma basis) to such Restricted Payment (i) no Default or Event of Default exists or would result therefrom and (ii) the Borrower is in compliance with the financial covenants set forth in Sections 6.14 and 6.15.

SECTION 6.06.  Liquidations, Mergers, Consolidations, Acquisitions.  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that:

(a)any Loan Party may consolidate or merge into another Loan Party; provided for any merger or consolidation with the Borrower, the Borrower shall be the survivor thereof;

(b)any Subsidiary of a Loan Party which is not a Loan Party may consolidate or merge into another Subsidiary of a Loan Party or any Loan Party; provided that, for any merger or consolidation with any Loan Party, such Loan Party shall be the survivor thereof;

(c)the Borrower may dissolve, liquidate or wind-up any of its Subsidiaries that (i) are not Loan Parties or (ii) are Loan Parties if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and such Loan Parties are being released from their obligations under the Loan Guaranty pursuant to Section 9.16 prior to or substantially concurrently with such dissolution, liquidation or wind-up; and

(d)the Borrower or any Subsidiary may acquire in one or a series of transactions, whether by purchase, lease or otherwise or by merger or consolidation, (A) all or substantially all of the ownership interests of another Person or (B) all or substantially all of the assets of another Person or of a business or division of another Person (each such transaction, an “Acquisition”), provided that, each of the following requirements is met (each such Acquisition meeting the requirements of this Section 6.06(d), a “Permitted Acquisition”):

(i)if the Person so acquired shall become a Material Domestic Subsidiary, such Person shall execute a Joinder Agreement and deliver such other documents required by Section 5.12 and join this Agreement as a Subsidiary Guarantor pursuant to Section 5.12 before or within five (5) Business Days of such Acquisition (and without giving effect to any other grace periods provided therein);

(ii)such Acquisition is not a Hostile Acquisition;

(iii)the business or division acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, is engaged in the same or similar line or lines of business conducted by the Borrower and its Subsidiaries or businesses reasonably related thereto and shall comply with Section 6.10;

(iv)in the case of a merger or consolidation involving the Borrower or a Subsidiary, the Borrower or such Subsidiary is the surviving entity; provided that any merger or consolidation involving the Borrower shall result in the Borrower as the surviving entity, and any merger or consolidation involving a Loan Party other than the Borrower shall result in a Loan Party as the surviving entity; and

(v)immediately prior to and after giving pro forma effect to such Acquisition, (A) no Default or Event of Default exists or would result therefrom and (B) the Borrower is in compliance with the financial covenants set forth in Sections 6.14 and 6.15.

SECTION 6.07.  Dispositions of Assets or Subsidiaries.  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible, (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles, with or without recourse, or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Loan Party), except:

(a)transactions involving the sale of inventory in the ordinary course of business;

(b)any sale, transfer or lease of properties or assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party’s or its Subsidiary’s business;

(c)subject to Section 6.08, any sale, transfer or lease of properties or assets by any Loan Party or its Subsidiary to a Loan Party or to another Subsidiary;

(d)any sale, transfer or lease of properties or assets in the ordinary course of business which are replaced by substitute properties or assets acquired or leased and not otherwise prohibited by the terms of this Agreement;

(e)transfers and dispositions of cash and cash equivalents as consideration for a transaction permitted by the terms of this Agreement;

(f)dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(g)the termination of Swap Agreements permitted by Section 6.01(f);

(h)transactions permitted under Section 6.06, transactions constituting Restricted Payments made pursuant to and in accordance with the provisions of Section 6.05, and transactions constituting investments permitted under Section 6.04;

(i)forgiveness or discounting, on a non-recourse basis and in the ordinary course of business, of past due accounts in connection with the collection or compromise thereof or the settlement of delinquent accounts or in connection with the bankruptcy or reorganization of suppliers or customers;

(j)the abandonment of intellectual property rights which, in the reasonable good faith determination of the Borrower, are no longer used or useful to the business of any Loan Party or their respective Subsidiaries;

(k)sales or disposals or Equity Interests of any Foreign Subsidiary in order to qualify a member of the board of directors (or equivalent governing body) of such Person if required and to the extent in accordance with Requirements of Law;

(l)sale or disposition of the Borrower-owned, directly or indirectly through one of its Subsidiaries, restaurants located in China and the China quality control center; and

(m)any sale, transfer, lease or other disposition of properties or assets, other than those excepted pursuant to clauses (a) through (l) above, provided that:

(i)there shall not exist any Event of Default or Default immediately prior to and after giving effect to such sale, transfer, lease or other disposition; and

(ii)the aggregate value of such assets sold, transferred, leased or otherwise disposed of by the Borrower and its Subsidiaries during the term of this Agreement shall not exceed the greater of (A) $80,000,000 and (B) an amount equal to 20.0% of Consolidated Net Tangible Assets (based on the financial statements for the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.11(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.11(a) or (b), the most recent financial statements referred to in Section 3.09(a))).

SECTION 6.08.  Affiliate Transactions.  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with a fair market value (as determined by the Borrower in good faith) in excess of $1,000,000 with any Affiliate of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party) unless such transaction (a) is not otherwise prohibited by this Agreement, (b) is upon fair and reasonable terms substantially as favorable to such Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate and (c) is in accordance with Requirements of Law; provided, that the foregoing restriction shall not apply to (i) transactions between or among the Loan Parties and their respective wholly-owned Subsidiaries, (ii) Restricted Payments permitted to be made pursuant to Section 6.05, (iii) issuances of securities or other payments pursuant to, or the funding of, employment arrangements, indemnification agreements, stock options and stock ownership plans approved by the board of directors or the compensation committee of the board of directors of such Loan Party or such Subsidiary, (iv) the grant of stock options or similar rights to employees and directors of the Borrower and its Subsidiaries pursuant to plans approved by the board of directors of the Borrower, (v) Investments permitted pursuant to Section 6.04, (vi) Guarantees permitted pursuant to Section 6.03, (vii) the payment of reasonable fees and expenses and the provision of customary indemnities to directors of the Borrower and its Subsidiaries who are not employees of the Borrower or its Subsidiaries and (viii)  transactions approved pursuant to the Borrower’s “Related Person Transaction Policies and Procedures” dated effective October 30, 2015.

SECTION 6.09.  [Intentionally Omitted].

SECTION 6.10.  Continuation of or Change in Business.  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to engage in any business other than the operation and franchising of pizza delivery, dine in and carryout restaurants, together with production, manufacturing, printing, promotion and all other services in support of such business and all reasonably similar, incidental or complementary thereto and reasonable extensions thereof.

SECTION 6.11.  Plans and Benefit Arrangements.  Each of the Loan Parties shall not:

(a)fail to satisfy the minimum funding requirements of ERISA and the Code with respect to any Plan;

(b)request a minimum funding waiver from the IRS with respect to any Plan;

(c)engage in a Prohibited Transaction with or with respect to any Plan, Benefit Arrangement, Multiemployer Plan or Multiple Employer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would reasonably be expected to result in a Material Adverse Effect;

(d)permit any Plan to be in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code);

(e)fail to make when due any contribution to any Multiemployer Plan or Multiple Employer Plan that the Borrower or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan or Multiple Employer Plan, or any Requirement of Law pertaining thereto where such failure would reasonably be expected to result in a Material Adverse Effect;

(f)withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal would reasonably be expected to result in a Material Adverse Effect;

(g)terminate, or institute proceedings to terminate, any Plan, where such termination would reasonably be expected to result in a Material Adverse Effect;

(h)provide any form of security under Code Section 436(f) in order to avoid funding-based limits on benefits and benefit accruals under any Plan, as required under Code Section 436, or make any amendment to a Plan for which contributions (in addition to contributions required under ERISA Section 303) are required under Section 206(g)(2) of ERISA;

(i)fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Code, where such failure would reasonably be expected to result in a Material Adverse Effect; or

(j)fail to pay any required premiums or contributions with respect to any Benefit Arrangement when due, where such failure would reasonably be expected to result in a Material Adverse Effect.

SECTION 6.12.  Fiscal Year.  The Borrower shall not, and shall not permit any Subsidiary of the Borrower (other than RSC) to, unless it shall have provided thirty (30) days’ prior written notice to the Administrative Agent (or such shorter period as may be approved by the Administrative Agent in its sole discretion), change its fiscal year from the fifty-two (52)/fifty-three (53) week fiscal year beginning on the Monday closest to December 31 of each calendar year and ending on the last Sunday in December of each calendar year; provided, however that if during any calendar year December 31 is a Sunday such fifty-two (52)/fifty-three (53) week period shall begin on January 1 of the immediately following calendar year.

SECTION 6.13.  Changes in Organizational Documents.  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, amend in any material respect its applicable certificate or articles of incorporation, by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without, in the case of the Loan Parties only, providing prompt, but in any event on or prior to the date of the delivery of the next Compliance Certificate, notice to the Administrative Agent and, in the event such change would be materially adverse to the enforcement rights of the Lenders under the Loan Documents, obtaining the prior written consent of the Required Lenders.

SECTION 6.14.  Maximum Leverage Ratio.  The Loan Parties shall not permit the Leverage Ratio, calculated as of the end of each fiscal quarter for the period equal to the four (4) fiscal quarters then ended, to exceed the maximum Leverage Ratio set forth opposite the date of each fiscal quarter of the Borrower set forth below:

Fiscal Quarter of the Borrower Ending On or About:	Maximum Leverage Ratio:
9/24/2017 through and including 7/1/2018	4.50 to 1.00
9/30/2018 through and including 12/29/2019	4.25 to 1.00
3/29/2020 through and including 12/27/2020	4.00 to 1.00
3/28/2021 and each fiscal quarter ending thereafter	3.75 to 1.00

SECTION 6.15.  Minimum Interest Coverage Ratio.  The Loan Parties shall not permit the Interest Coverage Ratio, calculated as of the end of each fiscal quarter for the period equal to the four (4) fiscal quarters then ended, to be less than 2.75 to 1.00.

SECTION 6.16.  Negative Pledges; Restrictive Agreements.  No Loan Party shall directly or indirectly enter into or assume or become bound by, or permit any Subsidiary to enter into or assume or become bound by, any agreement (other than this Agreement and the other Loan Documents), or any provision of any certificate of incorporation, bylaws, partnership agreement, operating agreement or other organizational formation or governing document prohibiting (a) the creation or assumption of any Lien or encumbrance upon any such Loan Party’s or Subsidiary’s properties, whether now owned or hereafter created or acquired, (b) prohibiting or restricting the payment of dividends or distributions to the Borrower or to make or repay Loans to the Borrower or to Guaranty Indebtedness of the Borrower or (c) otherwise prohibiting or restricting the Transactions contemplated hereby and repayment and performance by the Loan Parties of its obligations under the Loan Documents; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by any Requirement of Law or by any Loan Document, (ii) with respect to clause (a) only, restrictions or conditions imposed by any agreement relating to secured Indebtedness or other obligations permitted by this Agreement but only to the extent such restriction or condition is limited to the specific assets subject to a Permitted Lien, (iii) customary provisions in leases, licenses or other agreements restricting assignment thereof, (iv) customary restrictions and conditions contained in agreements relating to the sale of any property pending such sale, provided such restrictions and conditions apply only to such property that is to be sold and such sale is permitted hereunder, (v) with respect to clause (a) only, with respect to software and other intellectual property licenses pursuant to which the borrower or any Subsidiary is the licensee of the relevant software or intellectual property, as the case may be (in which case, any such prohibition or limitation shall relate only to the assets subject to the applicable licenses), (vi) with respect to clauses (a) and (b), agreements relating to Indebtedness permitted hereunder provided such restrictions are no more restrictive in any material respect than those contained in this Agreement, (vii) with respect to clauses (a) and (b) of the foregoing, provisions contained in joint venture agreements or similar agreements entered into in the ordinary course of business and permitted by the terms of this Agreement, so long as in each case such provisions are applicable only to such joint venture, its assets and any Equity Interests therein, and (viii) agreements relating to Indebtedness of any Foreign Subsidiary (in which case any such prohibition or limitation shall relate only to such Foreign Subsidiary and its assets).

ARTICLE VII
Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)the Borrower shall fail to pay (i) any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity) or LC Disbursement when such principal or LC Disbursement is due hereunder or (ii) any interest on any Loan or any other Obligation owing hereunder or under the other Loan Documents within five (5) Business Days after such interest or other Obligation becomes due in accordance with the terms hereof or thereof (whether at stated maturity, by acceleration or otherwise);

(b)any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

(c)any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 5.03, Section 5.06, Section 5.10 or Article VI;

(d)any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days after any Responsible Officer of any Loan Party, as the case may be, becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of the Loan Parties);

(e)a default or event of default or breach shall occur at any time under the terms of any other agreement involving Indebtedness under which any Loan Party or any Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $20,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default (after giving effect to any applicable period of grace) permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend; provided, that this paragraph (e) shall not apply to (x) Indebtedness that becomes due as a result of customary non-default mandatory prepayments events, such as asset dispositions, casualty and condemnation events, or issuances of debt or equity, if such transaction is permitted hereunder and under the documents providing for such Indebtedness or (y) Indebtedness that becomes due as a result of the exercise by any holder thereof of conversion, exchange or similar rights related to the value of the Borrower’s equity securities, in the case of each of clause (x) and clause (y), as long as such Indebtedness is paid when due, redeemed for cash or converted into or exchanged for equity securities of the Borrower pursuant to the terms of such Indebtedness;

(f)any final judgments or orders for the payment of money in excess of $20,000,000 in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of sixty (60) days from the date of entry;

(g)any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the Loan Party executing the same or such Loan Party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested by a Loan Party or cease to give or provide the remedies, powers or privileges intended to be created thereby in favor of the Administrative Agent and the Lenders;

(h)any Loan Party or any Subsidiary of any Loan Party shall generally become unable, admit in writing its inability or publicly declare its intention not to, or fail generally, to pay its debts as they become due;

(i)any of the following occurs, the occurrence of which would reasonably be expected to result in a Material Adverse Effect: (i) any Reportable Event which constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i), (ii), (iii), or (iv) above, the Administrative Agent determines in good faith that the amount of the Loan Parties’ liability is likely to exceed ten percent (10%) of its consolidated tangible net worth; (v) the Borrower or any member of the ERISA Group shall fail to make any contributions when due to a Plan, Multiemployer Plan or Multiple Employer Plan; (vi) any Loan Party or any Subsidiary provides any form of security under Code Section 436(f) in order to avoid funding-based limits on benefits and benefit accruals under any Plan, as required under Code Section 436, or make any amendment to a Plan for which contributions (in addition to contributions required under ERISA Section 303) are required under Section 206(g)(2) of ERISA; (vii) the Borrower or any other member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan; or (viii) the Borrower or any other member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan and, with respect to any of the events specified in (v), (vi), (vii), or (viii), the occurrence of which would reasonably be expected to result in a Material Adverse Effect;

(j)any person or group of persons (within the meaning of Section 13(d) or Section 14(a) of the Securities Exchange Act of 1934, as amended) other than John H. Schnatter (or his estate or beneficiaries) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) thirty-five percent (35%) or more of the voting capital stock of the Borrower, or (ii) within a period of twelve (12) consecutive calendar months, individuals who were directors of the Borrower on the first day of such period, together with any directors whose election by such board of directors or whose nomination for election by the shareholders was approved by a vote of the majority of the directors then in office shall cease to constitute a majority of the board of directors of the Borrower;

(k)a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar Requirement of Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party of Subsidiary of a Loan

Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

(l)any Loan Party or Subsidiary of a Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing;

then, and in every such event (other than an event with respect to the Borrower described in (k) or (l) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) require cash collateral for the LC Exposure in accordance with Section 2.06(j) hereof; and in the case of any event with respect to the Borrower described in clause (k) or (l) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII
The Administrative Agent

SECTION 8.01.  Appointment. Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender and the Issuing Banks), and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 8.02.  Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or any Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03.  Duties and Obligations. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and, (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04.  Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05.  Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

SECTION 8.06.  Resignation.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower.  Upon any such resignation, the Required Lenders shall have the right subject to the consent of the Borrower (except during the existence of an Event of Default), which such consent shall not be unreasonably withheld or delayed, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrower and such successor.  Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank.  Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.07.  Non-Reliance.  Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.  Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder.  Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

SECTION 8.08.  Other Agency Titles.  None of the Lenders, if any, identified in this Agreement as a Co-Syndication Agent, Documentation Agent, Senior Managing Agent or any similar title shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Co-Syndication Agent, Documentation Agent, Senior Managing Agent or any similar title, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

SECTION 8.09.  Not Partners or Co-Venturers.

(a)The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.  The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(b)In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 9.03) allowed in such judicial proceeding;

(ii)collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(iii)and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

ARTICLE IX
Miscellaneous

SECTION 9.01.  Notices.

(a)Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)if to any Loan Party, to it in care of the Borrower at:

Papa John’s International, Inc.
2002 Papa John’s Blvd.
Louisville, Kentucky 40299
Attention:  Lance Tucker and Connie Houston
Fax No:  (502) 261-4190

In each case, with a copy to:

Papa John’s International, Inc.
2002 Papa John’s Blvd.
Louisville, Kentucky 40299
Attention:  General Counsel
Fax No:  (502) 261-4190

(ii)if to the Administrative Agent, to Chase at:

In the case of any Borrowing denominated in dollars:

JPMorgan Chase Bank, N.A.
Middle Market Servicing
10 South Dearborn, Floor L2
Suite IL1-0480
Chicago, IL, 60603-2300
Attention: Briahna Amos

Fax No.: 844-490-5663

E-Mail: jpm.agency.cri@jpmorgan.com

In the case of Borrowings denominated in Foreign Currencies:

J.P. Morgan Europe Limited
25 Bank Street
Canary Wharf, London E14 5JP
Attention: Loan and Agency, London
Fax No.: 44 207 777 2360

E-Mail: loan_and_agency_london@jpmorgan.com

In each case, with a copy to:

JPMorgan Chase Bank, N.A.

416 W Jefferson Street, Floor 3

Louisville, KY 40202-3202

Suite KY1-2204

Attention: Sherry Matthews

Fax No.: 502-566-8200

E-Mail: sherry.matthews@chase.com

(iii)if to Chase in its capacity as an Issuing Bank, to Chase at:

JPMorgan Chase Bank, N.A.

10 South Dearborn Street, Floor L2

Suite IL1-0480

Chicago, IL 60603-2300

Attention: Chicago LC Agency Activity Team

Fax No.: 214-307-6874

E-Mail: Chicago.LC.Agency.Activity.Team@JPMChase.com

(iv)if to Chase in its capacity as the Swingline Lender, to Chase at:

If to Chase in its capacity as the Swingline Lender, to Chase at:

JPMorgan Chase Bank, N.A.

10 South Dearborn Street, Floor L2

Suite IL1-0480

Chicago, IL 60603-2300

Attention: Briahna Amos

Fax No.: 844-490-5663

E-Mail: jpm.agency.cri@jpmorgan.com

(v)if to any other Lender or Issuing Bank, to it at its address or fax number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail shall be deemed to have been given when received, (ii) sent by telecopy shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph (b).

(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Default certificates delivered pursuant to Section 5.11(d) unless otherwise agreed by the Administrative Agent and the applicable Lender.  Each of the Administrative Agent and the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c)Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d)Electronic Systems.

(i)Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)Any Electronic System used by the Administrative Agent is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender, any Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Communications through an Electronic System.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02.  Waivers; Amendments.

(a)No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)Except as provided in Section 2.09 or 2.23 with respect to any Incremental Term Loan Amendment, Extension Agreement or modification of the Commitment Schedule, and subject to the other provisions of this Section 9.02, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto; provided that no such agreement shall:

(i)increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender),

(ii)reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (except that any amendment, waiver or modification of (x) the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) or (y) the default rate payable under Section 2.13(d), in each case, shall only require the approval of the Required Lenders),

(iii)postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement (excluding voluntary prepayments), or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (other than any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.11, in each case which shall only require the approval of the Required Lenders),

(iv)change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender) directly or adversely affected thereby,

(v)change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby (it being understood that, solely with the consent of the parties prescribed by Section 2.09 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the initial Commitments and Loans are included on the Effective Date), or

(vi) release the Borrower or release all or substantially all of the Loan Guarantors from their obligations under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender);

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or any Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Swingline Lender or such Issuing Bank, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent, the Swingline Lender and each Issuing Bank); provided further that no such agreement shall amend or modify the provisions of Section 2.06 or any letter of credit application and any bilateral agreement between the Borrower and any Issuing Bank regarding such Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between the Borrower and such Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and such Issuing Bank, respectively.  The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.  Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

(c)If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity (other than any Ineligible Institution) which is reasonably satisfactory to the Borrower, the Administrative Agent, the Swingline Lender and each Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(d)Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency; provided that any such amendment, modification or supplement shall not be materially adverse to the Lenders.

(e)Notwithstanding the foregoing or any other provision in this Agreement or any other Loan Document to the contrary, the Administrative Agent, the Borrower and each Lender participating in any Incremental Term Loans or additional Revolving Commitments, may, without the input or consent of the Required Lenders or any other Lender, execute any Incremental Term Loan Amendment or otherwise effect amendments to this Agreement or any other Loan Document as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect any such Incremental Term Loans or additional Revolving Commitments in connection with the provisions of Sections 2.09(e) through (h).

(f)Notwithstanding the foregoing or any other provision in this Agreement or any other Loan Document to the contrary, the Administrative Agent and the Borrower, may, without the input or consent of the Required Lenders or any other Lender, effect amendments to this Agreement or any other Loan Document, as may be necessary or appropriate, in the opinion of the Administrative Agent, in connection with the addition or replacement of an Issuing Bank  or the addition or replacement of the Swingline Lender.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.

(a)The Loan Parties, jointly and severally, shall pay all (i) reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel and one local counsel in each specialty or relevant jurisdiction for the Administrative Agent) in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender (including the fees, charges and disbursements of one primary counsel and one local counsel in each specialty or relevant jurisdiction for the Administrative Agent, the Issuing Banks and the Lenders, taken as a whole, and in the case of an actual or perceived conflict of interest, one or more additional counsel of the applicable type for each group of Lenders similarly situated, taken as a whole) in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)The Loan Parties, jointly and severally, shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel and one local counsel in each specialty or relevant jurisdiction for the Indemnitees, taken as a whole, and in the case of an actual or perceived conflict of interest, one or more additional counsel of the applicable type for each group of Indemnitees similarly situated, taken as a whole, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Contamination of Regulated Substances on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by such Loan Party for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (each a “Proceeding”), whether or not such claim, litigation, investigation or proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) material breach in bad faith by such Indemnitee or any of its Affiliates of its express obligations under this Agreement pursuant to a claim initiated by the Borrower or (z) any dispute solely among Indemnitees (other than (A) any claims directly resulting from an act or omission by the Borrower or any of its Affiliates or (B) any claims against any Indemnitee acting in its capacity or in fulfilling its role as an arranger, Administrative Agent, Swingline Lender, an Issuing Bank or any similar role in respect of the credit facilities evidenced by this Agreement).

(c)To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swingline Lender or any Issuing Bank (or any Related Party of any of the foregoing) under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent and each Revolving Lender severally agrees to pay to the Swingline Lender or such Issuing Bank (or any Related Party of any of the foregoing), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that any such payment by the Lenders shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Swingline Lender or such Issuing Bank in its capacity as such.

(d)To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except for damages that are determined by final and nonappealable judgment of a court of competent jurisdiction to have arisen or resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)All amounts due under this Section shall be payable promptly but not later than ten (10) Business Days after written demand therefor.

SECTION 9.04.  Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(1) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)the Borrower, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a), (c) (but solely in respect of Section 6.14 or 6.15), (h), (k) or (l) of Article VII has occurred and is continuing, any other assignee;

(B)the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(C)each Issuing Bank; provided that no consent of any Issuing Bank shall be required for an assignment of all or any portion of a Term Loan; and

(D)the Swingline Lender; provided that no consent of the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii)Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of a Revolving Commitment or Revolving Loans) or $1,000,000 (in the case of a Term Loan Commitment or Term Loans) unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (c) (but solely in respect of Section 6.14 or 6.15), (h), (k) or (l) of Article VII has occurred and is continuing;

(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means a (a) natural person, (b) a Defaulting Lender or its Parent, (c) company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z)

has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.

(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)Any Lender may, without the consent of the Borrower, the Administrative Agent, the Swingline Lender or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Sections 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of

Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness; Electronic Execution.

(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) increases or reductions of the Issuing Bank Sublimit of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.  THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

SECTION 9.07.  Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The applicable Lender shall notify the Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.

(a)The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws of the State of New York, but giving effect to federal laws applicable to national banks.

(b)Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court thereof, in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower, (i) to any Person providing a Guarantee of all or any portion of the Obligations, or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower that is not, to the knowledge of the Administrative Agent, the Issuing Banks or any Lender, subject to contractual or fiduciary confidentiality obligations owing to the Borrower any of  its Subsidiaries.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower from a source other than the Borrower that is not, to the knowledge of the Administrative Agent, the Issuing Banks or any Lender, subject to contractual or fiduciary confidentiality obligations owing to the Borrower or any of its Subsidiaries and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13.  Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Borrowings provided for herein.  Anything contained in this Agreement to the contrary notwithstanding, no Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 9.14.  USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.15.  Disclosure. Each Loan Party, each Lender and each Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with, any of the Loan Parties and their respective Affiliates.

SECTION 9.16.  Releases of Loan Guarantors.

(a)A Subsidiary Guarantor shall automatically be released from its obligations under the Loan Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise.  In connection with any termination or release pursuant to this Section 9.16, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(b)Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower, release any Subsidiary Guarantor from its obligations under the Loan Guaranty if such Subsidiary Guarantor is no longer a Material Domestic Subsidiary.

(c)Upon Payment in Full of all Obligations, the Loan Guaranty and all obligations (other than those expressly stated to survive such termination) of each Loan Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

SECTION 9.17.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18.  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which it may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower or its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise.  No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies.  The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

SECTION 9.19.  Marketing Consent.  The Borrower hereby authorizes Chase and its affiliates, at their respective sole expense, but without any prior approval by the Borrower, to publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion.  The foregoing authorization shall remain in effect unless the Borrower notifies Chase in writing that such authorization is revoked.

SECTION 9.20.  Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 9.21.  Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Loan Party hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non appealable judgment is given.  The obligations of the Borrower and any other Loan Party in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Loan Party agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the applicable Loan Party.

ARTICLE X
Loan Guaranty

SECTION 10.01.  Guaranty.  Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Lenders, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Guaranteed Obligations of such Loan Guarantor. Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02.  Guaranty of Payment.  This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, any Issuing Bank or any Lender to sue the Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03.  No Discharge or Diminishment of Loan Guaranty.

(a)Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including:  (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b)The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 10.04.  Defenses Waived.  To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower, any Loan Guarantor or any other

Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person.  Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder.  The Administrative Agent may, at its election, foreclose on any collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty, except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash.  To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05.  Rights of Subrogation.  No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Banks and the Lenders.

SECTION 10.06.  Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise (including pursuant to any settlement entered into by any Lender or its Affiliate in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Banks and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07.  Information.  Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, any Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08.  Termination.  Each of the Loan Guarantors’ obligations under this Loan Guaranty shall remain in full force and effect until termination of any such Loan Guarantor’s obligations pursuant to Section 9.16.

SECTION 10.09.  Payments Generally.  The parties hereto acknowledge and agree that each of the Guaranteed Obligations shall be due and payable in the same currency as such Guaranteed Obligation is denominated, but if currency control or exchange regulations are imposed in the country which issues such currency with the result that such currency no longer exists or the relevant Loan Guarantor is not able to make payment in such currency, then all payments to be made by such Loan Guarantor hereunder in such currency shall instead be made when due in dollars in an amount equal to the Dollar Amount (as of the date of payment) of such payment due, it being the intention of the parties hereto that each Loan Guarantor takes all risks of the imposition of any such currency control or exchange regulations.

SECTION 10.10.  Maximum Liability.  Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.  In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 10.11.  Contribution.

(a)To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, and this Agreement, the Swap Agreement Obligations and the Banking Services Obligations have terminated, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c)This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d)The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e)The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full cash collateralization), on terms reasonably acceptable to the Administrative Agent and the applicable Issuing Bank (in the case of Letters of Credit), of the Commitments and all Letters of Credit issued hereunder and the termination of this Agreement, the Swap Agreement Obligations and the Banking Services Obligations.

SECTION 10.12.  Liability Cumulative.  The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.13.  Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations.  Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

PAPA JOHN’S INTERNATIONAL, INC.,
as the Borrower

By:	/s/ Lance F. Tucker
Name:	Lance F. Tucker
Title:	Senior Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer

Papa John’s USA, Inc.,
as a Subsidiary Guarantor

By:	/s/ Lance F. Tucker
Name:	Lance F. Tucker
Title:	Senior Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer

Preferred Marketing Solutions, Inc.,
as a Subsidiary Guarantor

By:	/s/ Lance F. Tucker
Name:	Lance F. Tucker
Title:	Treasurer

Capital Delivery, Ltd.,
as a Subsidiary Guarantor

By:	/s/ Lance F. Tucker
Name:	Lance F. Tucker
Title:	President and Treasurer

PJ Food Service, Inc.,
as a Subsidiary Guarantor

By:	/s/ Lance F. Tucker
Name:	Lance F. Tucker
Title:	Treasurer

Trans Papa Logistics, Inc.,
as a Subsidiary Guarantor

By:	/s/ Lance F. Tucker
Name:	Lance F. Tucker
Title:	Treasurer

Signature Page to Credit Agreement

Papa John’s International, Inc.

JPMORGAN CHASE BANK, N.A., individually as a Lender, and as Administrative Agent, Swingline Lender and an Issuing Bank

By:	/s/ James Duffy Baker, Jr.
Name:	James Duffy Baker, Jr.
Title:	Managing Director

Signature Page to Credit Agreement

Papa John’s International, Inc.

PNC BANK, NATIONAL ASSOCIATION, individually as a Lender, an Issuing Bank and Co‑Syndication Agent

By:	/s/ Gerald L. Kopp
Name:	Gerald L. Kopp
Title:	Executive Vice President

Signature Page to Credit Agreement

Papa John’s International, Inc.

U.S. BANK NATIONAL ASSOCIATION, individually as a Lender, an Issuing Bank and Co‑Syndication Agent

By:	/s/ David A. Wombwell
Name:	David A. Wombwell
Title:	Senior Vice President

Signature Page to Credit Agreement

Papa John’s International, Inc.

BANK OF AMERICA, N.A., as Documentation Agent and individually as a Lender

By:	/s/ Thomas C. Kilcrease, Jr.
Name:	Thomas C. Kilcrease, Jr.
Title:	SVP

Signature Page to Credit Agreement

Papa John’s International, Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Senior Managing Agent and individually as a Lender

By:	/s/ Maureen S. Malphus
Name:	Maureen S. Malphus
Title:	Vice President

Signature Page to Credit Agreement

Papa John’s International, Inc.

BRANCH BANKING & TRUST COMPANY, as a Lender

By:	/s/ Ryan T. Hamilton
Name:	Ryan T. Hamilton
Title:	Vice President

Signature Page to Credit Agreement

Papa John’s International, Inc.

BMO HARRIS BANK N.A., as a Lender

By:	/s/ Katherine K. Robinson
Name:	Katherine K. Robinson
Title:	Director

Signature Page to Credit Agreement

Papa John’s International, Inc.

Coöperatieve Rabobank U.A., NEW YORK BRANCH, as a Lender

By:	/s/ Chris Grimes
Name:	Chris Grimes
Title:	Executive Director

By:	/s/ David Vernon
Name:	David Vernon
Title:	Vice President

Signature Page to Credit Agreement

Papa John’s International, Inc.

BARCLAYS BANK PLC, as a Lender

By:	/s/ Wendy Esaw
Name:	Wendy Esaw
Title:	Director

Signature Page to Credit Agreement

Papa John’s International, Inc.

COMMITMENT SCHEDULE

Lender	Revolving Commitment	Term Loan Commitment
JPMorgan Chase Bank, N.A.	$ 105,000,000	$70,000,000
PNC Bank, National Association	$ 99,000,000	$66,000,000
U.S. Bank National Association	$ 99,000,000	$66,000,000
Bank of America, N.A.	$ 99,000,000	$66,000,000
Wells Fargo Bank, National Association	$ 66,000,000	$44,000,000
Branch Banking & Trust Company	$ 39,000,000	$26,000,000
BMO Harris Bank N.A.	$ 39,000,000	$26,000,000
Coöperatieve Rabobank U.A., New York Branch	$ 39,000,000	$26,000,000
Barclays Bank plc	$ 15,000,000	$10,000,000
Total	$ 600,000,000	$400,000,000

SCHEDULE 1.01(A)

Excluded VIE’s

None.

SCHEDULE 1.01(B)

Permitted Liens

1.Liens of record associated with the Jeffersontown IRB, including all right, title, and interest of Papa John’s USA, Inc., in and to the personal properties, operating equipment and machinery, furniture and fixtures acquired from the proceeds thereof and situated on the following property:

Being Residual Tract 2, as shown on the Minor Subdivision Plat approved by the Louisville and Jefferson County Planning Commission on October 18, 1999, attached to Deed of record in Deed Book 7344, page 813, in the Office of the Clerk of Jefferson County, Kentucky.

Being the same property acquired by the City of Jeffersontown, Kentucky by Deed dated December 1, 1997, of record in Deed Book 6979, page 111, as corrected by Deed of Correction dated September 15, 1999, of record in Deed Book 7344, Page 813, both in the aforesaid Clerk’s Office.

SCHEDULE 2.06

Existing Letters of Credit

Issuing Bank	L/C No.	Face Amount	Currency	Issuance Date	Termination Date
PNC Bank	00233542	$225,000	USD	10/1/17	9/30/17
PNC Bank	18100688	$4,296,689	USD	11/3/16	11/2/17
PNC Bank	18103675	$43,000	USD	8/31/16	8/30/17
PNC Bank	18103676	$35,000	USD	8/31/16	8/30/17
PNC Bank	18118506	$26,225,000	USD	12/12/16	12/11/17

SCHEDULE 3.03

Subsidiaries

Company Name	Jurisdiction of Organization	Authorized Capital Stock	Issued and Outstanding Shares	LLC or LP Ownership Percentage	Owner (100% unless otherwise noted in previous column)

Capital Delivery, Ltd.	Kentucky	1,000	100		Papa John's International, Inc.
Colonel's Limited, LLC	Virginia			70	Papa John's USA, Inc.
DEPZZA, Inc.	Delaware	3,000	1,000		Papa John's International, Inc.
Equipo Papa John's, SRL de CV	Mexico			99	Papa John's Capital, SRL de CV
				1	Papa John's Mexico, Inc.
P J Food Service, Inc.	Kentucky	1,000	237		Papa John's International, Inc.
P J Holdings, LLC	Delaware			100	Papa John's International, Inc.
P J Minnesota, LLC	Delaware			70	Papa John's International, Inc.
Papa Cares, LLC	Kentucky			100	Papa John's USA, Inc.
Papa John's (GB) Holdings, Ltd.	UK	1,354	1,198		Papa John's Pizza, Ltd.
Papa John's (GB), Ltd.	UK	100	14		Papa John's (GB) Holdings, Ltd.
Papa John's 10 Miler, LLC	Kentucky			100	Papa John's International, Inc.
Papa John's Beijing Co., Ltd.	China	100	100		Papa John's China, LLC
Papa John's (Beijing) Commercial Management Company Limited	China			100	PJ Asia, LLC
Papa John's Capital, SRL de CV	Mexico			99	Papa John's Mexico, Inc.
				1	Papa John's USA, Inc.
Papa John's China, LLC	Delaware			100	Papa John's International, Inc.
Papa John's EUM, SRL de CV	Mexico			99	Papa John's Capital, SRL de CV
				1	Papa John's Mexico, Inc.
Papa John's Mexico, Inc.	Delaware	3,000	1		Papa John's International, Inc.
Papa John's Pizza, Ltd.	UK	10,240	10,240		Papa John's International, Inc.
Papa John's Singapore, LLC	Delaware			100	Papa John's International, Inc.
Papa John's USA, Inc.	Kentucky	1,000	100		Papa John's International, Inc.

Company Name	Jurisdiction of Organization	Authorized Capital Stock	Issued and Outstanding Shares	LLC or LP Ownership Percentage	Owner (100% unless otherwise noted in previous column)
PJ Asia, LLC	Kentucky			100	Papa John's International, Inc.
PJ Chile, LLC	Kentucky			100	Papa John's International, Inc.
PJ Denver LLC	Delaware			60	Papa John's International, Inc.
PJ Mexico Franchising SRL de CV	Mexico			99	Papa John's Capital, SRL de CV
				1	Papa John's Mexico, Inc.
PJ North Georgia, LLC	Kentucky			70	Papa John's USA, Inc.
PJFS Canada LLC	Kentucky			100	Papa John's International, Inc.
PJI Chile, SpA	Chile			100	PJ Chile, LLC
Preferred Marketing Solutions, Inc.	Kentucky	1,000	100		Papa John's International, Inc.
Risk Services Corporation	Kentucky	1,000	100		Papa John's International, Inc.
RSC Insurance Services, Ltd.	Bermuda	120,000	120,000		Papa John's International, Inc.
South OBT Corporation	Florida	100	100		Papa John's USA, Inc.
Star Papa, LP	Delaware			1	Papa John's USA, Inc.
				50	P J Holdings, LLC
Tianjin Bangyuehan Catering Management Co., Ltd.	China			100	Papa John's China, LLC
Trans Papa Logistics, Inc.	Kentucky	1,000	100		PJ Food Service, Inc.

SCHEDULE 3.19

Employee Benefit Disclosures

None.

SCHEDULE 3.21

Environmental Matters

None.

SCHEDULE 6.01

Existing Indebtedness

None.

SCHEDULE 6.03

Existing Guarantees

Borrower has provided a loan guarantees to certain lenders in an aggregate amount of $5.3 million, as of July 23, 2017, relating to the following:

•Lease obligations for divested corporate stores to franchisees - $4.8 million (based on a percentage of the lease amount)

•Franchisee loan guarantees – $499,000 (based on 10% of the total loan amount)

SCHEDULE 6.04

Existing Investments

Equity Interests:

Investments made by the Borrower in respect of 8% of the equity interests in Downtown Housing Assistance Fund in an amount equal to $269,3336.

Loans:

The Borrower has provided loans to certain franchisees and other entities of approximately $15.8 million as of July 23, 2017, including the following:

Gross Amount
Loans to Papa John’s franchisees (a)	$8,801,487
Loans to UK franchisees (b)	7,044,882
Total	$15,846,369

(a)Loans issued by Capital Delivery

(b)Loans issued by PJUK

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.Assignor:______________________________

2.Assignee:______________________________
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.Borrower:Papa John’s International, Inc.

4.Administrative Agent:JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.Credit Agreement:The Credit Agreement dated as of August 30, 2017 among Papa John’s International, Inc., the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

1 Select as applicable.

6.Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
$	$	$	%
$	$	$	%
$	$	$	%

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:_____________________________
Name:___________________________
Title:____________________________

ASSIGNEE
[NAME OF ASSIGNEE]

By:_____________________________
Name:___________________________
Title:____________________________

2 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Commitment”, “Term Loan Commitment”, etc.).

[Consented to and]3 Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent, Issuing Bank and Swingline Lender

By:
Name:
Title:

[OTHER ISSUING BANKS], as
Issuing Bank

By:
Name:
Title:

[Consented to:][4]
PAPA JOHN’S INTERNATIONAL, INC.

By:
Name:
Title:

3 To be added only if the consent of the Administrative Agent, any Issuing Bank and/or Swingline Lender, as applicable, is required by the terms of the Credit Agreement.

4 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1 to
ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.Representations and Warranties.

1.1Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any Subsidiary or Affiliate or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any Subsidiary or Affiliate, or any other Person of any of their respective obligations under any Loan Document.

1.2Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.11(a) and 5.11(b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature (as defined in the Credit Agreement) or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System (as defined

Annex 1-1

in the Credit Agreement) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex 1-2

EXHIBIT B

[FORM OF] MATURITY DATE EXTENSION REQUEST

JPMorgan Chase Bank, N.A.,
as Administrative Agent
for the Lenders referred to below
10 South Dearborn
Chicago, Illinois 60603
Attention:
Facsimile:

Re:  PAPA JOHN’S INTERNATIONAL, INC.

[Date]5

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement dated as of August 30, 2017 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Papa John’s International, Inc. (the “Borrower”), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

In accordance with Section 2.23 of the Credit Agreement, the undersigned hereby requests [(a)] an extension of the [insert applicable Class] Maturity Date from [____] to [____][, (b) the Applicable Rate to be applied in determining the interest payable on [insert applicable Class] Loans of[, and fees payable under the Credit Agreement to,] Consenting Lenders in respect of that portion of their [[insert applicable Class] Loans] extended to the new Maturity Date to be [__]%, which changes shall be effective as of [●______ and (c) the amendments to the terms of the Credit Agreement set forth below, which amendments will become effective on [____]:]

[Insert amendments to Credit Agreement, if any]

[Signature Pages Follow]

5 To be delivered no less than 30 days from the then existing Maturity Date for the applicable Class.

B-1

Very truly yours,

PAPA JOHN’S INTERNATIONAL, INC., as Borrower

By:
Name:
Title:

B-2

EXHIBIT C-1

FORM OF BORROWING REQUEST

JPMorgan Chase Bank, N.A.,
as Administrative Agent
for the Lenders referred to below
10 South Dearborn
Chicago, Illinois 60603
Attention:
Facsimile:

Re:  PAPA JOHN’S INTERNATIONAL, INC.

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement dated as of August 30, 2017 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Papa John’s International, Inc. (the “Borrower”), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.  The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowing requested hereby:

1.Aggregate principal amount and Agreed Currency of Borrowing:6  __________

2.Date of Borrowing (which shall be a Business Day):  __________

3.Type and Class of Borrowing (ABR or Eurocurrency and Revolving or Term Loan):  __________

4.Interest Period and the last day thereof (if a Eurocurrency Borrowing):7  __________

5.Location and number of the Borrower’s account or any other account agreed upon by the Administrative Agent and the Borrower to which proceeds of Borrowing are to be disbursed:  __________

[Signature Page Follows]

6 Not less than applicable amounts specified in Section 2.02(c).

7 Which must comply with the definition of “Interest Period” and end not later than the applicable Maturity Date.

C-1-1

The undersigned hereby represents and warrants that the conditions to lending specified in Section[s] [4.01 and]8 4.02 of the Credit Agreement are satisfied as of the date hereof.

Very truly yours,

PAPA JOHN’S INTERNATIONAL, INC., as the Borrower

By:
Name:
Title:

8  To be included only for Borrowings on the Effective Date.

C-1-2

EXHIBIT C-2

INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A.,
as Administrative Agent
for the Lenders referred to below
10 South Dearborn
Chicago, Illinois 60603
Attention:
Facsimile:

Re:  PAPA JOHN’S INTERNATIONAL, INC.

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement dated as of August 30, 2017 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Papa John’s International, Inc. (the “Borrower”), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.  The Borrower hereby gives you notice pursuant to Section 2.08 of the Credit Agreement that it requests to [convert][continue] an existing Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such [conversion][continuation] requested hereby:

1.List date, Type, Class, principal amount, Agreed Currency and Interest Period (if applicable) of existing Borrowing:  __________

2.Aggregate principal amount of resulting Borrowing:  __________

3.Effective date of interest election (which shall be a Business Day):  __________

4.Type of Borrowing (ABR or Eurocurrency):  __________

5.Interest Period and the last day thereof (if a Eurocurrency Borrowing):9  __________

[Signature Page Follows]

9  Which must comply with the definition of “Interest Period” and end not later than the applicable Maturity Date.

C-2-1

Very truly yours,

PAPA JOHN’S INTERNATIONAL, INC., as Borrower

By:
Name:
Title:

C-2-2

EXHIBIT D-1

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 30, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Papa John’s International, Inc. (the “Borrower”), the other Loan Parties party thereto, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and Beneficial Owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

D-1-1

EXHIBIT D-2

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 30, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Papa John’s International, Inc. (the “Borrower”), the other Loan Parties party thereto, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and Beneficial Owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

D-2-1

EXHIBIT D-3

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 30, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Papa John’s International, Inc. (the “Borrower”), the other Loan Parties party thereto, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole Beneficial Owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s Beneficial Owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

D-3-1

EXHIBIT D-4

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 30, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Papa John’s International, Inc. (the “Borrower”), the other Loan Parties party thereto, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole Beneficial Owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W‑8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s Beneficial Owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

D-4-1

EXHIBIT E

COMPLIANCE CERTIFICATE

[For the Fiscal Year Ended __________, 20___]

Or

[For the Fiscal Quarter Ended __________, 20___]

JPMorgan Chase Bank, N.A.,
as Administrative Agent
10 South Dearborn
Chicago, Illinois 60603

Ladies and Gentlemen:

We refer to the Credit Agreement dated as of August 30, 2017 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Papa John’s International, Inc. (the “Borrower”), the other Loan Parties party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.

I, the ____________________, [Chief Executive Officer/President/Chief Financial Officer/Vice President of Accounting and Treasury] of the Borrower, do hereby certify in such capacity, and not individually, on behalf of the Borrower as of the [quarter/year ended __________, _____] 20[_] (the “Report Date”), as follows:

1.CHECK ONE:

_____The audited annual financial statements of the Borrower being delivered to the Agent with this Compliance Certificate (a) present fairly in all material respects the financial position of the Borrower and its Subsidiaries and their results of operations and cash flows for the fiscal year set forth above determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP consistently applied, except as noted therein and (b) comply with the reporting requirements for such financial statements as set forth in Section 5.11(b) of the Credit Agreement.

OR

_____The quarterly financial statements of the Borrower being delivered to the Agent with this Compliance Certificate (a) present fairly in all material respects the financial position of the Borrower and its Subsidiaries and their results of operations and cash flows for the fiscal quarter set forth above determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP consistently applied, except as noted therein, subject to normal year-end audit adjustments (except that such statements do not contain all of the footnotes required by GAAP) and (b) comply with the reporting requirements for such financial statements as set forth in Section 5.11(a) of the Credit Agreement.

JPMorgan Chase Bank, N.A., as Administrative Agent

2.No Event of Default or Default exists on the Report Date; no Event of Default or Default has occurred or is continuing since the date of the previously delivered Compliance Certificate; no Material Adverse Effect has occurred since the date of the previously delivered Compliance Certificate; and no event has occurred or is continuing since the date of the previously delivered Compliance Certificate that may reasonably be expected to result in a Material Adverse Effect.

[NOTE: If any Event of Default, Default, Material Adverse Effect or event which may reasonably be expected to result in a Material Adverse Effect has occurred or is continuing, set forth on an attached sheet the nature thereof and the action which the Loan Parties have taken, are taking or propose to take with respect thereto.]

3.Maximum Leverage Ratio  (Section 6.14).  The ratio of (a) the sum of (i) Consolidated Total Indebtedness (excluding (i) Indebtedness under the Jeffersontown IRB so long as such Indebtedness is owed to a Subsidiary of the Borrower and (ii) Indebtedness constituting contingent reimbursement under any Swap Agreement in an aggregate amount not to exceed $10,000,000 as of any date of determination), to (b) Consolidated EBITDA is ____ to 1.00 for the four (4) fiscal quarters of the Borrower ending as of the Report Date, which is not greater than the permitted ratio for the relevant period as set forth below:

Fiscal Quarter of the Borrower Ending On or About:	Maximum Leverage Ratio:
9/24/2017 through and including 7/1/2018	4.50 to 1.00
9/30/2018 through and including 12/29/2019	4.25 to 1.00
3/29/2020 through and including 12/27/2020	4.00 to 1.00
3/28/2021 and each fiscal quarter ending thereafter	3.75 to 1.00

(A)Consolidated Total Indebtedness (excluding (i) Indebtedness under the Jeffersontown IRB so long as such Indebtedness is owed to a Subsidiary of the Borrower, (ii) Indebtedness constituting contingent reimbursement under any Swap Agreement in an aggregate amount not to exceed $10,000,000 as of any date of determination and (iii) the Excluded VIE’s) for the four (4) fiscal quarters ending as of the Report Date equals $__________, the numerator of the Leverage Ratio.

(B)Consolidated EBITDA (excluding the Excluded VIE’s) for the four (4) fiscal quarters ending as of the Report Date equals $__________, and is computed as follows:

(i)Consolidated Net Income	$________
(ii)depreciation	$________
(iii)amortization	$________
(iv)Consolidated Interest Expense	$________
(v)income tax expense	$________
(vi)other non-cash charges, write-downs,	$________

JPMorgan Chase Bank, N.A., as Administrative Agent

expenses, losses or items reducing Consolidated Net Income for such period, including any non-cash compensation expense, impairment charges, the impact of purchase accounting or unrealized foreign currency translation losses (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period)

(vii)nonrecurring, unusual or extraordinary losses, expenses or charges (including restructuring and severance costs and litigation and settlement costs) in an aggregate amount not to exceed 15% of Consolidated EBITDA for such period (as determined prior to the application of this clause 3(B)(vii))

$________
(viii)sum of items 3(B)(i) through 3(B)(vii)	$________

(ix)non-cash items of income or gains increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period and including, for the avoidance of doubt, the impact of purchase accounting or unrealized foreign currency translation gains)

$________
(x)nonrecurring, unusual or extraordinary gains	$________
(xi)item 3(B)(viii) less items 3(B)(ix) and 3(B)(x) equals Consolidated EBITDA, the denominator of the Leverage Ratio	$________

(C)The ratio of item 3(A) to item 3(B)(xi) equals the Leverage Ratio.             to 1.00

4.Minimum Interest Coverage Ratio  (Section 6.15).  The ratio of (a) the sum of (i) Consolidated EBITDA and (ii) Consolidated Rental Expense to (b) the sum of (i) Consolidated Interest Expense and (ii) Consolidated Rental Expense is ______to 1.00 for the four (4) fiscal quarters of the Borrower ending as of the Report Date, which is not less than the permitted ratio of 2.75 to 1.00 for the relevant period:

(A)Consolidated EBITDA (excluding the Excluded VIE’s) (from item 3(B)(xi) above) for the four (4) most recently completed fiscal quarters equals $_______.

(B)Consolidated Rental Expense (excluding the Excluded VIE’s) for the four (4) most recently completed fiscal quarters equals $________.

(C)The sum of item 4(A) plus item 4(B) equals $________, the numerator of the Interest Coverage Ratio.

(D)Consolidated Interest Expense (excluding the Excluded VIE’s) for the four (4) most recently completed fiscal quarters equals $________.

(E)The sum of item 4(B) plus item 4(D) equals $________, the denominator of the Interest Coverage Ratio.

JPMorgan Chase Bank, N.A., as Administrative Agent

(F)The ratio of item 4(C) to item 4(E) equals the Interest Coverage Ratio. ________to 1.00.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Certificate this ______ day of ____________, 20___.

Papa John’s International, Inc.

By:	(Seal)
Name:
Title:

EXHIBIT F

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of [____], is entered into between [_______], a [______] (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Credit Agreement dated as of August 30, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Papa John’s International, Inc. (the “Borrower”), the other Loan Parties party thereto, the lenders party thereto and the Administrative Agent. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:

1.The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a “Loan Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Loan Guarantor thereunder as if it had executed the Credit Agreement.  The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and (c) all of the guaranty obligations set forth in Article X of the Credit Agreement.  Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 10.10 and 10.13 of the Credit Agreement, hereby guarantees, jointly and severally with the other Loan Guarantors, to the Administrative Agent and the Lenders, as provided in Article X of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

2.The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:

______________________________________
______________________________________
______________________________________

3.The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

4.This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

F-1

5.THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

F-2

EXHIBIT G

EXCLUDED VIE APPROVAL FORM

Papa John’s International, Inc.
2002 Papa John’s Boulevard
Louisville, Kentucky 40299

____________, ____ 20___

JPMorgan Chase Bank, N.A.,
as Administrative Agent
for the Lenders referred to below
10 South Dearborn
Chicago, Illinois 60603
Attention:
Facsimile:

each of the Lenders identified
on the signature page hereto

Re:Request for Approval of Additional Excluded VIE

Ladies and Gentlemen:

This letter constitutes a formal request for approval by the Required Lenders as defined in and pursuant to the that certain Credit Agreement dated as of August 30, 2017 (as it may be amended, restated, supplemented or modified from time to time, the “Credit Agreement”), among Papa John’s International, Inc., as Borrower, the other Loan Parties party hereto, the Lenders party hereto and the Administrative Agent, for the entities identified below to be deemed to be Excluded VIEs effective as of the ____day of ____________, 20___.  The entity or entities for which approval as Excluded VIE is being requested are as follows:

Legal Name of Entity	Jurisdiction of Formation

If you are in agreement with our request, kindly so indicate by having a duly authorized representative of your institution sign this letter where provided below and send a copy of the same to the Administrative Agent.  By your signature below you agree that the signatures to this letter shall be effective notwithstanding that this letter is executed in counterpart and that facsimile signature of any

JPMORGAN CHASE BANK, N.A.,
____________, ____ 20___

signatory to this letter shall be effective to the same extent as the manual signature of such signatory.

Sincerely,

Papa John’s International, Inc.

By:
Name:
Title:

Acknowledged and accepted
on the ____ day of ____________, 20___.

JPMORGAN CHASE BANK, N.A., as a Lender and as Administrative Agent

By:
Name:
Title:

[OTHER LENDERS], as a Lender

By:
Name:
Title: